UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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SCHEDULE 14A
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TWFG, INC.
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TWFG INSURANCE

2026 PROXY STATEMENT

TWFG | Nasdaq Listed

Our Mission

Our mission is to deliver diverse and comprehensive insurance solutions to our agents, peace of mind to our policyholders, and efficient distribution channels for our carrier partners.

We are the future of insurance. We strive to be the most accessible, caring, innovative, and responsive, independent insurance organization in the country, with a reputation of resilience and integrity.

Our Vision

10055 Grogans Mill RD, Suite 500 The Woodlands, TX 77380 Telephone: (281) 367-3424

April 10, 2026
Fellow Stockholders:
Dear Fellow Stockholders,
Thank you for your continued confidence in TWFG and for the trust you place in our organization. As Founder, Chairman, and Chief Executive Officer, I am proud to share our progress for 2025 and outline how we are building on this momentum to create enduring value in the years ahead.
2025 marked a pivotal chapter in TWFG’s evolution. As our second year as a public company, it was a year defined by strong execution, sustained organic growth, and meaningful progress in scaling the platform we have deliberately built over more than two decades. Our performance reflects the resilience of our business model and our ability to operate effectively across varying market conditions.
For the full year, total revenue increased 22.0% to $248.5 million, driven by double-digit organic growth and solid performance across both our Insurance Services and MGA platforms. Organic Revenue Growth* of 11.6% reflected healthy new business production, stable retention, and continued expansion of our national footprint. Importantly, we delivered significant profitability and cash generation, with net income increasing 44% to $41.2 million and net income margin margin expanding to 16.6%, and Adjusted EBITDA* increasing 47.4% to $66.8 million and Adjusted EBITDA Margin* expanding to 26.9%. These results underscore both the quality of our earnings and the operating leverage inherent in our platform.
Most importantly, these accomplishments are a testament to the dedication of our employees, agents, and carrier partners nationwide. TWFG has always been a people-centric organization, built on entrepreneurial agents serving their local communities and supported by a platform designed to help them succeed. I am deeply grateful to our teams for their commitment to our clients and to one another.
A Platform Built for Long-Term Growth
Since our founding in 2001, our strategy has remained consistent: empower independent agents while creating meaningful value for clients and carrier partners. Today, that strategy continues to distinguish TWFG in an insurance distribution landscape undergoing structural change.
The industry’s ongoing shift toward independent distribution plays directly to our strengths. Carriers increasingly seek efficient, high-quality distribution partners, while agents look for scale, market access, and operational support. Our Agency-in-a-Box model and MGA platform uniquely address these needs by combining entrepreneurial independence with the benefits of scale, technology, and deep carrier relationships.

2025 TOTAL NET INCOME GROWTH

2025 TOTAL REVENUE GROWTH

2025 ORGANIC REVENUE GROWTH

2025 ADJUSTED EBITDA GROWTH

Operating in a Changing Market Environment
Market conditions evolved meaningfully over the course of 2025. Following a period of constrained capacity in certain regions and product lines, we began to see improving carrier appetite for new business alongside continued underwriting discipline. As pricing trends moderate, success increasingly depends on execution, service levels, and market share gains rather than rate alone.

During 2025, we continued to expand our national presence through agent recruiting, organic branch growth, and disciplined acquisitions. Organic growth remains the cornerstone of our strategy. While acquisitions enhance our capabilities and accelerate expansion, our long-term success is driven by agent productivity, strong carrier alignment, and our ability to consistently attract, win, and retain high-quality business.

We believe this environment strongly favors platforms like TWFG that deliver high-quality submissions, efficient placement, and strong client outcomes. Our alignment with carrier underwriting priorities and our focus on long-term client relationships position us well as the market continues to normalize.
Technology, including artificial intelligence, remains an important enabler within our platform. We view these tools as enhancing efficiency, improving service, and increasing productivity - allowing our agents to spend more time advising clients and growing their businesses. As these capabilities continue to evolve, we believe they will further strengthen our value proposition and support scalable growth.
Disciplined Growth and Capital Allocation
Our approach to growth remains thoughtful and disciplined. We continue to evaluate acquisition opportunities that complement our platform, expand carrier access, and align culturally with TWFG. At the same time, we remain focused on maintaining financial flexibility and generating strong free cash flow to support continued investment in people, technology, and infrastructure.
The scalability of our business model allows us to grow profitably while investing for the long term. As we expand our Corporate Branch footprint and MGA capabilities, we believe we are meaningfully enhancing our long-term earnings power while preserving the entrepreneurial culture that has defined TWFG from the beginning.

Looking Ahead
As we enter 2026, we do so with confidence and momentum. The investments we have made, combined with a constructive industry backdrop and powerful structural tailwinds favoring independent distribution, position TWFG for continued success.
Our priorities remain clear:
•Deliver consistent double-digit organic growth
•Expand margins through operating leverage and scale
•Allocate capital responsibly and strategically
•Continue building a platform that attracts premier agents and delivers exceptional service to clients
We are confident in our ability to execute against these objectives and to continue creating long-term value for our stockholders.
On behalf of our leadership team and Board of Directors, thank you for your continued support and trust in TWFG.
Respectfully yours,

* Adjusted EBITDA, Adjusted EBITDA Margin and Organic Revenue Growth are non-GAAP measures. For definitions of and reconciliations to the most directly comparable financial measures presented in accordance with GAAP, please see the Appendix.

Richard F. ("Gordy") Bunch III Chairman and Chief Executive Officer

TWFG National Footprint

TWFG Branch
TWFG Branch & TWFG MGA
TWFG MGA
Future TWFG Expansion

10055 Grogans Mill RD, Suite 500 The Woodlands, TX 77380 Telephone: (281) 367-3424

Notice of Annual Meeting of Stockholders

DATE & TIME
Wednesday, May 27, 2026 9:00 a.m. (Central Time)
WHERE
The meeting will be a virtual-only meeting, conducted exclusively via webcast at www.virtualshareholdermeeting.com/TWFG2026. There will not be a physical location for the meeting, and you will not be able to attend the meeting in person. Stockholders will be able to attend, vote, and submit questions (both before and during a portion of the meeting) virtually.

You are cordially invited to attend our 2026 Annual Meeting of Stockholders on Wednesday, May 27, 2026, at 9:00 a.m. (Central Time). Please review the enclosed materials and submit your proxy on a timely basis. Your vote is important.
The principal business of the 2026 annual meeting of stockholders of TWFG, Inc. (the "Annual Meeting") will be to:

1
Elect each of Richard F. ("Gordy") Bunch III, Michael Doak, Jonathan Anderson, Michelle Caroline Bunch, Robin A. Ferracone, and Janet S. Wong, as a director, to hold office until the 2027 annual meeting of stockholders;

2	Ratify the appointment of Deloitte & Touche LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and
3	Transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

You can vote at the Annual Meeting in person virtually or by proxy if you were a stockholder of record at the close of business on March 30, 2026. You may revoke your proxy at any time prior to its exercise at the Annual Meeting.
We are electronically disseminating Annual Meeting materials to our stockholders, as permitted under the "Notice and Access" rules adopted by the Securities and Exchange Commission. Stockholders who have not opted out of Notice and Access will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access Annual Meeting materials via the internet. The Notice also provides instructions on how to obtain paper copies if preferred.
By Order of the Board of Directors,

Julie E. Benes Chief Legal Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 27, 2026: The Notice of Annual Meeting, Proxy Statement and our 2025 Annual Report to Stockholders are available electronically at www.proxyvote.com.

10055 Grogans Mill RD, Suite 500 The Woodlands, TX 77380 Telephone: (281) 367-3424

Proxy Summary
This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation by the Board of Directors (the "Board") of TWFG, Inc. of proxies from the holders of our Class A common stock, par value $0.01 per share (the "Class A Common Stock"), our Class B common stock, $0.00001 par value per share (the "Class B Common Stock"), and our Class C common stock, $0.00001 par value per share (the "Class C Common Stock" and, together with the Class A Common Stock and Class B Common Stock, the "Common Stock") for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held virtually at www.virtualshareholdermeeting.com/TWFG2026 on May 27, 2026 at 9 a.m. Central Time, and at any and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Company’s Annual Report to Stockholders, which includes the Company’s Form 10-K for the fiscal year ended December 31, 2025, (the "Form 10-K") and other financial information (the "Annual Report"), is included with this Proxy Statement for informational purposes and not as a means of soliciting your proxy. We will furnish any exhibit to our Form 10-K at no charge to any stockholder who provides a written request to the Company’s Secretary at the address above. You can also access our filings with the Securities and Exchange Commission ("SEC"), including our annual reports and all amendments thereto, at https://sec.gov.
This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting of Stockholders are first being provided to stockholders on or about April 10, 2026.
Unless otherwise indicated or unless the context otherwise requires, all references in this Proxy Statement to the "Company," "TWFG," "we," "us," "our" and similar expressions are references to TWFG, Inc. and, unless otherwise stated or the context otherwise requires, all of its subsidiaries, including TWFG Holding Company, LLC ("TWFG LLC").
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
Voting Matters and Board Recommendations

Proposal		The Board’s Recommendations	Page

1	Elect each of the six director nominees for a one-year term	FOR each director nominee	3
2	Ratify the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the year ending December 31, 2026	FOR	39
How to Vote

Internet
www.virtualshareholdermeeting.com/TWFG2026
(prior to May 26, 2026)
Attend our Annual Meeting virtually by logging into the virtual annual meeting website and vote by following the instructions provided on the website.
Telephone 1-800-690-6903	Mail Mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

TWFG, INC. | 2026 Proxy Statement	1

Proxy Summary	Table of Contents
Director Snapshot

				Committee Memberships

Name	Independent	Age	Director Since	AC	CC

Richard F. ("Gordy") Bunch III	No	53	2024
Michael Doak	Yes	50	2024	●
Jonathan Anderson	Yes	47	2024	●	●
Michelle Caroline Bunch	No	54	2024
Robin A. Ferracone	Yes	72	2024		●
Janet S. Wong	Yes	67	2024	●
Key to Committees:        AC = Audit Committee    CC = Compensation Committee
Director Qualifications and Experience

LEADERSHIP EXPERIENCE	FINANCIAL OR ACCOUNTING ACUMEN	INSURANCE INDUSTRY EXPERIENCE
CORPORATE GOVERNANCE	PUBLIC COMPANY EXPERIENCE	CYBERSECURITY

2	TWFG, INC. | 2026 Proxy Statement

PROPOSAL ONE
Election of Directors
Our Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that our Board must have between three and eleven directors, and the number of directors to hold office at any time may be determined from time to time by resolution of our Board. Our Board currently consists of six members. Richard F. ("Gordy") Bunch III, Michael Doak, Jonathan Anderson, and Michelle Bunch have served as directors since the inception of TWFG, Inc. in January 2024. Robin A. Ferracone and Janet S. Wong joined the Board in July 2024, when the Company completed its initial public offering ("IPO"). Our Board is currently declassified and will remain so until the Majority Ownership Requirement (as defined below) is no longer satisfied. See "Board Leadership Structure — Composition" for more information. Each director is subject to re-election annually and serves until a successor is duly elected and qualified or until his or her earlier death, resignation or removal.
Our Board has nominated each of Richard F. ("Gordy") Bunch III, Michael Doak, Jonathan Anderson, Michelle Caroline Bunch, Robin A. Ferracone, and Janet S. Wong for re-election as directors. Biographical information for each director nominee is set forth below. If elected at the Annual Meeting, each of these nominees will serve for a one-year term expiring at the 2027 annual meeting of stockholders and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve. If any nominee is not able to serve, proxies will be voted in favor of the other nominee and may be voted for a substitute nominee, unless our Board chooses to reduce the number of directors serving on our Board. Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the election of each of Richard F. ("Gordy") Bunch III, Michael Doak, Jonathan Anderson, Michelle Caroline Bunch, Robin A. Ferracone, and Janet S. Wong as a director.

The Board recommends a vote "FOR" the election of each of Richard F. ("Gordy") Bunch III, Michael Doak, Jonathan Anderson, Michelle Caroline Bunch, Robin A. Ferracone, and Janet S. Wong as a director.

Board Qualifications
The Board, along with the holders of a majority of the outstanding shares of our Class C Common Stock, selects nominees for election to our Board. As long as the Substantial Ownership Requirement (as defined in our Certificate of Incorporation) is satisfied, the holders of a majority of the outstanding shares of our Class C Common Stock are entitled to designate a majority of the nominees for election, including the nominee for election to serve as Chairman of the Board at the annual meeting of stockholders and for recommending individuals to fill any vacancies on the Board. The Board and Bunch Family Holdings, LLC ("Bunch Holdings"), as the holder of all outstanding shares of Class C Common Stock, evaluate potential nominees based on the following criteria.

TWFG, INC. | 2026 Proxy Statement	3

PROPOSAL 1: Election of Directors	Table of Contents
Each director nominee must possess the following qualifications:

Possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility.	Have a genuine interest in TWFG, and recognition that as a member of our Board, each director is accountable to all our stockholders, not to any particular interest group.	Have a background that demonstrates an understanding of our business and financial affairs.

Have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to TWFG and our stockholders.	Have the ability and be willing to spend the time required to function effectively as a director.	Be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with TWFG as a director.

Have independent opinions and be willing to state them in a constructive manner.		Directors are selected on the basis of talent and experience.
Directors are selected on the basis of talent and experience. A broad array of experience in business, insurance and other areas relevant to our activities are factors in the selection process. While TWFG, as a "controlled company" within the meaning of the Nasdaq rules, is exempt from the Nasdaq requirement that a majority of individuals be independent, a nominee's ability to meet the independence criteria established by Nasdaq is also a factor in the nominee selection process.
For a better understanding of the qualifications of each of our directors, we encourage you to read their biographies set forth below.
Director Skills Matrix

Name	Leadership Experience	Financial or Accounting Acumen	Insurance Industry Experience	Corporate Governance	Public Company Experience	Cybersecurity

Richard F. Bunch III	●	●	●	●	●
Michael Doak	●	●	●	●	●
Jonathan Anderson	●	●	●	●	●
Michelle Caroline Bunch			●		●
Robin A. Ferracone	●		●	●	●
Janet S. Wong	●	●		●	●	●
Total	5	4	5	5	6	1

4	TWFG, INC. | 2026 Proxy Statement

Table of Contents	PROPOSAL 1: Election of Directors
Director Biographies
The following is a brief biographical summary of the experience of our director nominees:

RICHARD F. BUNCH III is an entrepreneur who founded TWFG in 2001. Mr. Bunch has served as Chairman and Chief Executive Officer of TWFG since its inception. He has over 30 years of industry experience. Prior to founding TWFG, Mr. Bunch worked in the insurance industry as a Manager, Financial Services at Prudential, Associate General Agent at American National and Agent at Texas Farm Bureau. He holds multiple professional licenses, including Life & Health Agent, Property & Casualty Agent, Managing General Agent, Surplus Lines Agent and Lloyd’s of London Coverholder. Mr. Bunch previously held FINRA Series 6, 7, 24, 63 and 65 licenses. He also served in the U.S. Coast Guard as Petty Officer 3rd Class with a focus on logistics, accounting, U.S. General Services Administration contracting and law enforcement. During his time in service, Mr. Bunch embarked on several deployments, including the Hurricane Andrew Emergency Response Team, Human Trafficking & Drug interdiction, and Search & Rescue. He currently serves on the Board of Directors for the National Coast Guard Museum as well as the Chairman of the Capital Campaign Committee. Mr. Bunch also served on The Woodlands Township Board of Directors from 2012 to 2022, including as the elected Chairman from 2016 to 2022. He was named the 2015 Ernst & Young Products & Services Entrepreneur of the Year for the Gulf Coast Region.
We believe Mr. Bunch’s extensive industry and leadership experience and his insight into our business as our founder and Chief Executive Officer make him a valuable member of our Board.

Richard F. ("Gordy") Bunch III Chief Executive Officer, Chairman and Director Age: 53 Director Since: 2024

MICHAEL DOAK is the lead independent director and has served on our Board since the Company's inception in January 2024. Mr. Doak has served as the Chief Executive Officer and Managing Partner of Griffin Highline Capital since 2020. Prior to founding Griffin Highline Capital, he served in various leadership roles at entities associated with RenaissanceRe and as the portfolio manager of the direct investments portfolio. Mr. Doak currently serves on the board of managers of Open Road Ultimate Holdings LLC, Inness Ultimate Holdings LLC, Adoro Holdings LLC and Dallas Specialty Ultimate Holdings LLC. He was previously a director and chair of the Nominating and Governance Committee of Trupanion, Inc., a director at Falcon Risk Holdings LLC, a director of Tower Hill Insurance Group and a director of DaVinci Reinsurance Ltd. Mr. Doak earned his Bachelor of Arts degree from the University of Virginia and his Juris Doctor degree from the University of Pennsylvania Law School.
We believe Mr. Doak is qualified to serve on our Board due to his experience advising insurance and high growth companies, his financial and investment expertise and his experience with private and public companies.

Michael Doak Lead Independent Director Age: 50 Director Since: 2024

TWFG, INC. | 2026 Proxy Statement	5

PROPOSAL 1: Election of Directors	Table of Contents

JONATHAN ANDERSON has served on our Board since the Company's inception in 2024. Mr. Anderson has served as Senior Vice President, Global Head – Strategic Investments of RenaissanceRe, a Property & Casualty reinsurance provider, since 2020. Prior to joining RenaissanceRe, he was an Executive Director in Morgan Stanley’s Investment Banking group, advising insurance companies on Mergers & Acquisitions ("M&A") and capital raising transactions from 2010 to 2020. Mr. Anderson earned his Bachelor of Arts degree from the Ivey School of Business at Western University and his Master of Business Administration degree from The University of Chicago Booth School of Business.
We believe Mr. Anderson is qualified to serve on our Board due to his experience advising boards and executives of insurance companies, his expertise in finance and corporate governance and his experience in the insurance industry.

Jonathan Anderson Independent Director Age: 47 Director Since: 2024

MICHELLE CAROLINE BUNCH has served on our Board since the Company's inception in January 2024. Ms. Bunch was previously licensed as a Life & Health Agent and Property & Casualty Agent and worked as an insurance agent with American National. She earned her Bachelor of Science degree from the University of North Texas.
We believe Ms. Bunch is qualified to serve on our Board due to her insurance industry experience and extensive knowledge of TWFG’s business.

Michelle Caroline Bunch Director Age: 54 Director Since: 2024

6	TWFG, INC. | 2026 Proxy Statement

Table of Contents	PROPOSAL 1: Election of Directors

ROBIN A. FERRACONE has served on our Board since July 2024, when the Company completed its IPO. Since 2007, Ms. Ferracone has served as the Chief Executive Officer of Farient Advisors LLC, a performance and strategic compensation advisory firm. Previously, she was Vice Chair of the western region of Marsh & McLennan Companies, Inc. (“MMC”), a global professional services firm in the areas of risk, strategy, and human capital, and President, Human Capital Business of Mercer, a subsidiary of MMC. Ms. Ferracone served as a member of Trupanion Inc.’s ("Trupanion") board of directors from 2015 to 2021. She also served as Chair of Trupanion’s Compensation Committee from 2015 to 2021 and was a member of Trupanion’s Nominating and Corporate Governance Committee from 2015 to 2021. Ms. Ferracone has been named to the NACD Directorship 100, a list of the Most Influential People in Boardrooms and Corporate Governance, 15 times. Ms. Ferracone holds a Master of Business Administration from the Harvard Business School and a Bachelor of Arts degree in Economics and Management Science from Duke University.
We believe Ms. Ferracone is qualified to serve on our Board due to her extensive expertise in corporate governance, human capital and compensation consulting, her leadership experience, her prior service on a public company board, and her experience as an insurance brokerage and consulting company executive.

Robin A. Ferracone Independent Director (Chair of the Compensation Committee) Age: 72 Director Since: 2024

TWFG, INC. | 2026 Proxy Statement	7

PROPOSAL 1: Election of Directors	Table of Contents

JANET S. WONG has served on our Board since July 2024, when the Company completed its IPO. Ms. Wong is a licensed Certified Public Accountant with more than 30 years of public accounting experience. She is a partner (retired) with KPMG LLP, an international professional services firm, where she served as a National Practice Lead Partner from 1995 to 2008. Ms. Wong began service as a director of Valvoline, Inc., a leader in preventive automotive maintenance, in January 2026. She has served as a director of Lucid Group, Inc., a technology manufacturer of electric vehicles and energy storage, since 2021. Ms. Wong previously served as a director of Enviva Inc., a global energy company, from 2015 to December 2024 and a director of Lumentum Holdings Inc., a manufacturer of innovative optical and photonic products as well as a developer of next-generation technologies from 2020 to November 2024. In addition, she previously served as a director of Shine Technologies, a private company focusing on nuclear technology and clean energy, from 2021 to 2022 and a director of Allegiance Bancshares, Inc., a commercial banking organization, from 2020 to 2022. Ms. Wong also served on the advisory board of Big Controls Inc., a business intelligence and analytics company, from 2016 to 2020. She currently serves as a trustee on the non-profit board of the Louisiana Tech University Foundation. Ms. Wong holds a Master of Professional Accountancy from Louisiana Tech University and a Master of Taxation from Golden Gate University. She is a NACD (National Association of Corporate Directors) Certified® Director. Ms. Wong has completed executive education programs for corporate board of directors at Harvard Business School and Stanford Law School. In addition, she holds a certificate in Cyber-Risk Oversight from Carnegie-Mellon University.
We believe Ms. Wong is qualified to serve on our Board due to her extensive experience and expertise in finance, board governance, risk and regulatory matters (including cyber), M&A and strategy.

Janet S. Wong Independent Director (Chair of the Audit Committee) Age: 67 Director Since: 2024

Vote Required and Board Recommendation
The election of the listed director nominees requires the affirmative vote of a plurality of the votes cast by stockholders represented at the Annual Meeting, assuming a quorum is present.

The Board recommends a vote "FOR" the election of each of Richard F. ("Gordy") Bunch III, Michael Doak, Jonathan Anderson, Michelle Caroline Bunch, Robin A. Ferracone, and Janet S. Wong as a director.

8	TWFG, INC. | 2026 Proxy Statement

Corporate Governance
In 2025, our first full year as a public company, we continued to enhance and refine the corporate governance practices we believe promote long‑term value creation, strengthen public trust, and serve the best interests of our stockholders and other stakeholders. Key elements of our corporate governance framework include the ongoing leadership of our lead independent director, who maintains a broad and clearly defined set of responsibilities; a Board comprised of a majority of independent directors with diverse and relevant expertise; annual reviews of our corporate governance policies and committee charters; comprehensive annual assessments of the Board and its committees; robust risk oversight by the full Board and its committees; and stock ownership guidelines designed to align the interests of our directors and executive officers with those of our stockholders.
Code of Ethics and Business Conduct
Our Board has adopted a Code of Ethics and Business Conduct (the "Code of Ethics") that applies to all our employees, officers and directors, including those officers responsible for financial reporting. These standards set forth in the Code of Ethics are designed to deter wrongdoing and to promote honest and ethical conduct. The full text of our Code of Ethics is available on our website at https://investors.twfg.com/corporate-governance/documents-charters. Any waiver of the Code of Ethics for directors or executive officers may be made by the Audit Committee of the Board (the "Audit Committee") and will be disclosed to our stockholders as required by applicable U.S. federal securities laws and the corporate governance rules of The Nasdaq Stock Market LLC ("Nasdaq"). Amendments to the Code of Ethics must be approved by our Board and will be disclosed (other than technical, administrative or non-substantive changes) as required by applicable U.S. federal securities laws. Any amendments to the Code of Ethics, or any waivers of its requirements for which disclosure is required, will be disclosed on our website.
Director Independence
Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that none of Mr. Doak, Mr. Anderson, Ms. Wong, and Ms. Ferracone, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and the rules of Nasdaq. In making this determination, our Board considered the current and prior relationships that each non-employee director has with TWFG and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of each class of our Common Stock by each non-employee director and the transactions involving them described under "Certain Relationships and Related-Party Transactions."

TWFG, INC. | 2026 Proxy Statement	9

Corporate Governance	Table of Contents
Risk Oversight
Our full Board exercises risk oversight at TWFG. Board committees take the lead in distinct areas of risk oversight when appropriate. For example, the Audit Committee is primarily responsible for risk oversight relating to financial statements and the Compensation Committee of the Board (the "Compensation Committee") is primarily responsible for risk oversight relating to executive compensation. In addition, our Board and its committees exercise their risk oversight function by regularly receiving and evaluating reports from management and by making inquiries of management concerning these reports, as appropriate. Furthermore, our Board and its committees receive reports from our auditors and other consultants, and may meet in executive sessions with these outside consultants.
Communications with Directors
Interested parties may communicate with our Board or with an individual director by writing to our Board or to the particular director and mailing the correspondence to: TWFG, Inc., 10055 Grogans Mill RD, Suite 500, The Woodlands, TX 77380, Attention: Secretary. The Secretary will promptly relay to the addressee all communications that require prompt attention and will regularly provide our Board with a summary of all substantive communications.
Director Nominations
The Board will consider candidates for directors recommended by stockholders so long as the recommendations comply with our Certificate of Incorporation and Amended and Restated Bylaws (the "Bylaws") and applicable laws, rules and regulations, including those promulgated by the SEC. The Board will evaluate such recommendations in accordance with our Bylaws and the regular nominee criteria described above. Stockholders wishing to recommend a candidate for nomination should comply with the procedures set forth in the section below entitled "Questions and Answers — How do I recommend a director nominee?"
Attendance at Annual Meeting
Directors are expected to attend our annual meetings of stockholders. Last year, all of our Board members attended the Company’s annual meeting of stockholders.
Related-Party Transaction Policy
Our Audit Committee has the primary responsibility for reviewing and approving or ratifying transactions with related parties under our Related Party Transaction Policy (as described below). Our Board has adopted a formal Related Party Transaction Policy, pursuant to which the Audit Committee reviews all Related-Party Transactions (as defined below) and must either approve or ratify any covered Related Party Transaction for it to be consummated or continue.
The Related Party Transaction Policy requires that notice of a proposed Related Party Transaction be provided to our legal department prior to entry into such transaction. If our legal department determines that such transaction is a Related Party Transaction, the proposed transaction will be submitted to the Audit Committee for consideration at its next meeting. In reviewing any Related Party Transaction, the Audit Committee considers all relevant facts and circumstances, including the aggregate dollar value of the transaction, whether the terms of the transaction are fair to the Company, whether there are demonstrable business reasons for the Company to enter into the transaction, and the role the related party has played in arranging the transaction. The Audit Committee determines, in its discretion, whether the proposed transaction is in the best interests of TWFG and our stockholders.

10	TWFG, INC. | 2026 Proxy Statement

Table of Contents	Corporate Governance
Board Leadership Structure
Our Board fills the positions of Chairman and Chief Executive Officer     ("CEO") based upon our Board's view of what is in the best interests of TWFG. The CEO and Chairman may, but need not be, the same person. Currently, Mr. Bunch, is our CEO and Chairman, and Mr. Doak is our Lead Independent Director.
We believe this leadership structure is best for us and our stockholders. Having the same leader for both TWFG and our Board minimizes the potential for confusion or duplication of efforts and provides clear leadership and accountability for us. We believe there is effective communication between management and our non-employee directors, and that our non-employee directors are able to carry out their oversight responsibilities effectively.
The small size of our Board and the relationship between management and non-employee directors put each director in a position to influence agendas, flow of information, and other matters. On occasion, our Board holds separate meetings for independent directors without management present. These meetings are generally held in conjunction with regularly scheduled meetings and at other times as requested by the lead independent director.

Our Board believes that management speaks for TWFG. While individual non-employee directors may, from time-to-time, meet or otherwise communicate with various constituencies that are involved with us, it is expected that directors would do this with the knowledge of management and, absent unusual circumstances, only at the request of management.

Composition
Our Board consists of six directors. Mr. Anderson, Mr. Doak, Ms. Wong and Ms. Ferracone qualify as independent directors under the applicable corporate governance standards of Nasdaq.
As long as Bunch Holdings and its affiliates hold at least a majority of the voting power of our Common Stock, which we refer to as the "Majority Ownership Requirement," our Board will be declassified, and each of our directors will be subject to re-election annually; however, following the time when the Majority Ownership Requirement is no longer met, our Board will be divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms, and such directors will be removable only for cause.
Our independent directors have elected Michael Doak to serve as Lead Independent Director. In this role, Mr. Doak provides independent Board leadership and serves as the principal liaison between the Chairman and the independent directors. Consistent with the Company’s Lead Independent Director Charter, he presides over executive sessions and Board meetings in the absence of the Chairman, has authority to call meetings of the independent directors, plays an active role in setting Board agendas and schedules, consults with the Chairman regarding the quality and timeliness of Board materials, is available for direct communication with stockholders as appropriate, and has authority to retain independent advisors on behalf of the Board.
Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. Vacancies and newly created directorships on the Board may be filled at any time by a majority of the remaining directors then in office.
Following the time when the Majority Ownership Requirement is no longer met, and subject to obtaining any required stockholder votes, directors may only be removed for cause and by the affirmative vote of holders of 75% of the total voting power of our outstanding shares of Common Stock, voting together as a single class. This requirement of a super-majority vote to remove directors for cause could enable a minority of our stockholders to exercise veto power over any such removal. Currently, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the total voting power of our outstanding shares of Common Stock.

TWFG, INC. | 2026 Proxy Statement	11

Corporate Governance	Table of Contents
Controlled company exception
Bunch Holdings has more than 50% of the combined voting power for the election of directors. As a result, we are a "controlled company" within the meaning of the Nasdaq rules and may elect not to comply with certain corporate governance standards, including that director nominees selected or recommended for our Board be approved by either a majority of our independent directors or a nominating committee that is composed entirely of independent directors with a written charter or board resolutions addressing the nomination process and related matters. We are currently relying on the foregoing exemptions provided to controlled companies under the Nasdaq rules and do not have director nominees selected or recommended for our Board approved by either a majority of our independent directors or a nominating committee. Accordingly, to the extent and for so long as we rely on this exemption, you will not have the same protections afforded to stockholders of companies that are subject to this corporate governance requirement. In the event that we cease to be a "controlled company" and our Class A Common Stock continues to be listed on Nasdaq, we will be required to comply with this provision within the applicable transition periods.
Board Meetings and Committees
Our Board met five times during 2025. Our Board has an Audit Committee and Compensation Committee, each of which has the composition and responsibilities described below. Members serve on these committees for such term or terms as our Board may determine or until their earlier resignations or death. Each committee is governed by a written charter. In 2025, each director attended 100% of the meetings of the Board and the committees on which he or she serves. Each committee charter is posted on our website at https://investors.twfg.com/corporate-governance/documents-charters. From time to time, our Board may also establish other committees when necessary to address specific issues.

Name	Audit Committee	Compensation Committee

Jonathan Anderson	●	●
Michael Doak	●
Robin A. Ferracone		Chair
Janet S. Wong	Chair

12	TWFG, INC. | 2026 Proxy Statement

Table of Contents	Corporate Governance
Audit Committee
Our Audit Committee met four times during 2025. The Audit Committee consists of Ms. Wong, Mr. Anderson and Mr. Doak. Ms. Wong is the chair of our Audit Committee. The Board has determined that Ms. Wong qualifies as an "audit committee financial expert" as such term is defined under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002. Each member of the Audit Committee is "independent" for purposes of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and under the current listing standards of Nasdaq. Our Audit Committee is directly responsible for, among other things:

Committee Members: Ms. Wong (Chair) Mr. Anderson Mr. Doak
•selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;
•ensuring the independence of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;
•establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
•considering the adequacy of our internal controls;
•reviewing material Related-Party Transactions or those that require disclosure; and
•approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

The Audit Committee met four times in 2025.

Compensation Committee
Our Compensation Committee met five times during 2025. The Compensation Committee consists of Ms. Ferracone and Mr. Anderson. Ms. Ferracone is the chair of our Compensation Committee. The members of the Compensation Committee are non-employee directors, as defined by Rule 16b-3 promulgated under the Exchange Act, and meet the requirements for independence under the current Nasdaq listing standards. Our Compensation Committee is responsible for, among other things:

Committee Members: Ms. Ferracone (Chair) Mr. Anderson
•reviewing and approving, or recommending that our Board approve, the compensation of the executive officers employed by us;
•reviewing and recommending to our Board the compensation of our directors;
•administering our stock and equity incentive plans;
•reviewing and approving, or making recommendations to our Board with respect to, incentive compensation and equity plans; and
•reviewing our overall compensation philosophy.

The Compensation Committee met five times in 2025.
Compensation committee interlocks and insider participation
No member of the Compensation Committee was at any time during fiscal year 2025 or at any other time an officer or employee of the Company, and no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K.
None of our executive officers (i) has served as a member of the board of directors of any other entity that has or has had an executive officer serving as a member of our Compensation Committee, or (ii) has served as a member of a compensation committee (or other committee performing that function) of any other entity that has or has had an executive officer serving as a member of our Board.

TWFG, INC. | 2026 Proxy Statement	13

Corporate Governance	Table of Contents
Indemnification of officers and directors
Our Certificate of Incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "DGCL"). We have established directors’ and officers’ liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances.
Our Certificate of Incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.
Disclosure Committee
As an additional measure of comprehensive corporate governance, TWFG's Disclosure Committee (the "Disclosure Committee"), a management committee, conducts quarterly reviews of all financial metrics, public disclosures, significant and nonrecurring transactions, related-party transactions, active and pending litigation, and subsequent events. The Disclosure Committee reports to the Chief Executive Officer and Chief Financial Officer of the Company.
Self-Evaluation
The Board conducts annual self‑assessments to help ensure that it and its committees are operating efficiently and effectively in overseeing Company strategy and long‑term value creation. In 2025, the Board conducted its first formal annual self‑assessment process.

As part of these evaluations, the Board and each of its committees review a comprehensive set of topics, including:

Board structure, composition, and leadership effectiveness;

Board meetings, including quality of materials, time allocation, and overall meeting effectiveness;

The relationship between the Board and management, as well as interactions with non‑management employees and Company advisors;

Board responsibilities, including strategic oversight, performance monitoring, and risk‑oversight effectiveness;

The structure, responsibilities, and operation of the Board’s committees; and

The Board’s oversight of ethics and compliance, including culture, reporting mechanisms, and accountability standards.

The Chief Legal Officer oversees and facilitates the annual evaluation process for the Board and its committees.
Community Involvement Initiatives
We firmly believe that a strong philanthropic culture results in an engaged and passionate workforce. We pride ourselves on staying active in our community, donating and giving back to the people who trust us. As a corporation, we proudly support several community events and organizations.

14	TWFG, INC. | 2026 Proxy Statement

Director Compensation
Our non-employee directors receive equity and cash compensation for their service as directors. Non-employee directors receive annual cash compensation of $60,000 for service on our Board and additional compensation for committee service as follows:
•Audit Committee – $20,000 for the chair;
•Compensation Committee – $15,000 for the chair; and
•Lead Independent Director – $20,000.
In addition, each non-employee director receives an annual grant of restricted stock units ("RSUs") with a grant date fair value of $80,000. All RSUs granted to non-employee directors will vest fully on the first anniversary of the grant date, subject generally to the non-employee director’s continued service on the Board. In the event that a non-employee director’s service on the Board is terminated for any reason, a pro-rated portion of the RSUs will vest on the termination date, determined based on a fraction, the numerator being the number of days elapsing from the grant date through and until (but not including) the termination date and the denominator being 365. RSUs may be settled in cash or in shares of Class A Common Stock. Directors who are employees of TWFG receive no compensation for their service as directors.
2025 Director Compensation Table
The following table summarizes the compensation of our non-employee directors who served during 2025. Richard F. ("Gordy") Bunch III, our Chairman and CEO, received no compensation in connection with his service as director and, accordingly, he is omitted from this table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)

Michael Doak	80,000	80,000	160,000
Jonathan Anderson	60,000	80,000	140,000
Janet S. Wong	80,000	80,000	160,000
Robin A. Ferracone	75,000	80,000	155,000
Michelle Caroline Bunch	60,000	80,000	140,000
1.Represents the aggregate grant-date fair value of 2,588 shares of RSUs granted to each non-employee director on March 31, 2025, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification ("ASC") Topic 718. RSUs vest fully on the first anniversary of the grant date. The grant-date fair value is based on $30.91 per share, the closing price of our Class A Common Stock on the grant date. The assumptions used in calculating the grant-date fair value of the awards reported in this column are set forth in Note 8 to our audited consolidated financial statements included in our Form 10-K.
2.As of fiscal year end, the aggregate number of unvested RSUs of Class A Common Stock for each director was 2,588.
As of March 30, 2026, the aggregate number of unvested restricted stock units of Class A Common Stock for each director was 2,588.

TWFG, INC. | 2026 Proxy Statement	15

Ownership of Common Stock
Beneficial Ownership of Directors, Officers and 5% Stockholders
The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of March 30, 2026, by:
•each beneficial owner of 5% or more of the outstanding shares of our Common Stock;
•each of our director nominees;
•each of our named executive officers; and
•all director nominees and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or issuable under convertible securities held by that person that are currently exercisable or exercisable within 60 days of March 30, 2026 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 14,206,284 shares of Class A Common Stock, 7,277,651 shares of Class B Common Stock, and 33,893,810 shares of Class C Common Stock outstanding as of March 30, 2026.
To our knowledge, except as set forth in the footnotes to this table and subject to any applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is c/o TWFG, Inc., 10055 Grogans Mill RD, Suite 500, The Woodlands, TX 77380.

	Shares Beneficially Owned						Combined voting power(4)

	Class A Common Stock(1)		Class B Common Stock(2)		Class C Common Stock(3)

Name of Beneficial Owner	Number	%(1)	Number	%	Number	%	Number	%

Named Executive Officers and Directors:
Richard F. ("Gordy") Bunch III(5)	671,991	4.7%	—	—	33,893,810	100.0%	34,565,801	94.2%
Katherine C. Nolan(6)	81,936	*	—	—	—	—	81,936	*
Janice E. Zwinggi(7)	53,363	*	—	—	—	—	53,363	*
Michael Doak(8)	594,352	4.2%	1,820,234	25.0%	—	—	2,414,586	*
Jonathan Anderson(9)	6,117	*	—	—	—	—	6,117	*
Michelle Caroline Bunch(10)	671,991	4.7%	—	—	33,893,810	100.0%	34,565,801	94.2%
Robin A. Ferracone(11)	22,117	*	—	—	—	—	22,117	*
Janet S. Wong(12)	8,617	*	—	—	—	—	8,617	*
All executive officers and directors as a group (10 persons)	2,187,530	15.4%	1,820,234	25.0%	33,893,810	100.0%	37,901,574	95.2%

16	TWFG, INC. | 2026 Proxy Statement

Table of Contents	Ownership of Common Stock

	Shares Beneficially Owned						Combined voting power(4)

	Class A Common Stock(1)		Class B Common Stock(2)		Class C Common Stock(3)

Name of Beneficial Owner	Number	%(1)	Number	%	Number	%	Number	%

5% Stockholders:
Bunch Family Holdings, LLC(13)	342,362	2.4%	—	—	33,893,810	100.0%	34,236,172	94.1%
RenaissanceRE Ventures U.S. LLC(14)	—	—	5,457,417	75.0%	—	—	5,457,417	1.5%
Griffin Highline Capital LLC(15)	591,764	4.2%	1,820,234	25.0%	—	—	2,411,998	*
T. Rowe Price Investment Management, Inc.(16)	2,828,160	19.9%	—	—	—	—	2,828,160	*
FMR LLC(17)	1,090,615	7.7%	—	—	—	—	1,090,615	*
AllianceBernstein L.P.(18)	1,170,377	8.2%	—	—	—	—	1,170,377	*
Capital International Investors (19)	958,490	6.1%	—	—	—	—	958,490	*
BAMCO INC(20)	871,661		—	—	—	—	871,661	*
*Represents beneficial ownership of less than 1% of class.
1.On a fully exchanged and converted basis. Subject to the terms of the TWFG LLC Agreement (as defined below), LLC Units (as defined below) are redeemable or exchangeable for shares of our Class A Common Stock on a one-for-one basis. Beneficial ownership of shares of our Class A Common Stock reflected in this table does not include beneficial ownership of shares of our Class A Common Stock for which such LLC Units may be redeemed or exchanged.
2.On a fully exchanged and converted basis. RenaissanceRE Ventures U.S. LLC ("RenRe") and GHC Woodlands Holdings LLC ("GHC") hold all the issued and outstanding shares of our non-economic Class B Common Stock.
3.On a fully exchanged and converted basis. Bunch Holdings holds all the issued and outstanding shares of our non-economic Class C Common Stock.
4.Represents percentage of voting power of the Class A Common Stock, non-economic Class B Common Stock and non-economic Class C Common Stock held by such person voting together as a single class. Each holder of Class A and non-economic Class B Common Stock is entitled to one vote per share, and each holder of non-economic Class C Common Stock is entitled to ten votes per share, on all matters submitted to our stockholders for a vote.
5.Includes 342,362 shares of Class A Common Stock and 33,893,810 shares of Class C Common Stock beneficially owned by Bunch Holdings, an entity controlled by Mr. Bunch. Mr. Bunch may be deemed to have indirect voting and investment control over the shares held by Bunch Holdings. Also includes (i) 45,069 of shares of Class A Common Stock underlying RSUs that will vest on July 17, 2026 and (ii) 16,175 shares of Class A Common Stock that will vest in three equal annual installments on March 31, 2026, March 31, 2027 and March 31, 2028. Includes 11,967 shares of Class A Common Stock held by Mr. Bunch’s spouse and 11,700 shares of Class A Common Stock held by Mr. Bunch’s sons. Mr. Bunch disclaims all beneficial interest in his wife’s and his sons’ shares. Does not include 16,176 shares underlying performance based RSUs as to which Mr. Bunch does not have voting rights or dispositive power.
6.Includes (i) 29,412 shares of Class A Common Stock underlying RSUs that will vest on July 17, 2026 and (ii) 6,470 shares of Class A Common Stock that will vest in three equal annual installments on March 31, 2026, March 31, 2027 and March 31, 2028. Does not include 6,470 shares underlying performance based RSUs as to which Ms. Nolan does not have voting rights or dispositive power.
7.Includes (i) 19,608 shares of Class A Common Stock underlying RSUs that will vest on July 17, 2026 and (ii) 6,470 shares of Class A Common Stock that will vest in three equal annual installments on March 31, 2026, March 31, 2027 and March 31, 2028. Does not include 6,470 shares underlying performance based RSUs as to which Ms. Zwinggi does not have voting rights or dispositive power.
8.Includes (i) 2,588 shares of Class A Common Stock underlying RSUs that will vest on March 31, 2026, (ii) 588,235 shares of Class A Common Stock owned by Griffin Highline Capital LLC and (iii) 1,820,234 shares of Class B Common Stock owned by GHC. Griffin Highline Capital LLC is the managing member of GHC. Griffin Highline Capital LLC pledged 588,235 shares of Class A Common Stock it owns to secure a senior loan facility. Michael Doak is the Chief Executive Officer, Co-Chairman and Manager of Griffin Highline Capital LLC and has sole voting and dispositive power over the shares held by GHC and Griffin Highline Capital LLC. Mr. Doak disclaims beneficial ownership of any shares owned by GHC or Griffin Highline Capital LLC, except to the extent of his pecuniary interest therein.

TWFG, INC. | 2026 Proxy Statement	17

Ownership of Common Stock	Table of Contents
9.Includes 2,588 shares of Class A Common Stock underlying RSUs that will vest on March 31, 2026.
10.Includes (i) 2,588 shares of Class A Common Stock underlying RSUs that will vest on March 31, 2026, (ii) 323,711 shares of Class A Common Stock held by Ms. Bunch’s spouse and (iii) 11,700 shares of Class A Common Stock held by Ms. Bunch’s sons. Ms. Bunch disclaims all beneficial interest in her spouse’s and her sons’ shares. Also includes 342,362 shares of Class A Common Stock and 33,893,810 shares of Class C Common Stock beneficially owned by Bunch Holdings, an entity controlled by Ms. Bunch’s spouse. Mr. Bunch may be deemed to have indirect voting and investment control over the shares held by Bunch Holdings.
11.Includes 2,588 shares of Class A Common Stock underlying RSUs that will vest on March 31, 2026.
12.Includes 2,588 shares of Class A Common Stock underlying RSUs that will vest on March 31, 2026.
13.Represents shares of Class A Common Stock and Class C Common Stock owned by Bunch Holdings. The managing member of Bunch Holdings is Richard F. ("Gordy") Bunch III, who is the sole member. Mr. Bunch may be deemed to have indirect voting and investment control over the shares held by Bunch Holdings. The address for Bunch Holdings is 10055 Grogans Mill RD, Ste. 500, The Woodlands, Texas 77380.
14.Represents shares of Class B Common Stock owned by RenRe. RenRe is a wholly owned subsidiary of RenaissanceRe Holdings Ltd., which is a publicly listed reinsurance company. RenaissanceRe Holdings Ltd. may be deemed to have indirect voting and investment control over the shares held by RenRe. The address for RenaissanceRe Holdings Ltd. and RenRe is 12 Crow Lane, Pembroke HM19, Bermuda.
15.Includes 588,235 shares of Class A Common Stock owned by Griffin Highline Capital LLC and 1,820,234 shares of Class B Common Stock owned by GHC. Griffin Highline Capital LLC is the managing member of GHC. Griffin Highline Capital LLC pledged 588,235 shares of Class A Common Stock it owns to secure a senior loan facility. Michael Doak is the Chief Executive Officer, Co-Chairman and Manager of Griffin Highline Capital LLC and has sole voting and dispositive power over the shares held by GHC. The address for GHC and Griffin Highline Capital LLC is 4514 Cole Avenue, Suite 802, Dallas, Texas 75205.
16.Number of shares of Class A Common Stock based on a Schedule 13G/A filed with the SEC on November 14, 2025 by T. Rowe Price Investment Management, Inc. T. Rowe Price Investment Management, Inc. has sole voting power and sole dispositive power over 2,828,160 shares of Class A Common Stock. The principal business address of T. Rowe Price Investment Management, Inc. is 1307 Point Street, Baltimore, MD 21231.
17.Number of shares of Class A Common Stock based on a Schedule 13G/A filed with the SEC on November 5, 2025 by FMR LLC ("FMR") and Abigail P. Johnson. FMR has sole voting power with respect to 1,090,509 shares of Class A Common Stock. FMR and Abigail P. Johnson have sole dispositive power with respect to 1,090,615 shares of Class A Common Stock. The address for each of FMR and Abigail P. Johnson is 245 Summer Street, Boston, Massachusetts 02210.
18.Number of shares of Class A Common Stock based on a Schedule 13G filed with the SEC on May 14, 2025 by AllianceBernstein L.P. AllianceBernstein L.P. has sole voting power over 1,130,783 shares of Class A Common Stock, sole dispositive power over 1,154,229 shares of Class A Common Stock and shared dispositive power over 16,148 shares of Class A Common Stock. The principal business address of Capital International Investors is 501 Commerce Street, Nashville, TN 37203.
19.Number of shares of Class A Common Stock based on a Schedule 13G filed with the SEC on February 13, 2026 by Capital International Investors. Capital International Investors has sole voting power and sole dispositive power over 958,490 shares of Class A Common Stock. The principal business address of Capital International Investors is 333 South Hope Street, 55th Fl, Los Angeles, CA 90071.
20.Number of shares of Class A Common Stock based on the Schedule 13G filed with the SEC on February 14, 2025 by BAMCO INC /NY/ ("BAMCO"), Baron Capital Group, Inc. ("BCG"), Baron Capital Management, Inc. ("Baron Management"), Ronald Baron, and Baron Discovery Fund ("BDF"), consists of 871,661 shares of Class A Common Stock beneficially held by BCG and for which BCG possesses shared dispositive power. BAMCO and BCM are subsidiaries of BCG. BDF is an advisory client of BAMCO. Ronald Baron owns a controlling interest in BCG. The principal business address for each of BAMCO, BCG, BCM, Mr. Baron and BDF is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

18	TWFG, INC. | 2026 Proxy Statement

Table of Contents	Ownership of Common Stock
Prohibition on Hedging and Stock Pledging
Directors, officers and certain employees are prohibited by our Supplemental Insider Trading Policy ("Supplemental Policy") from engaging in hedging transactions and from pledging Company securities as collateral for a loan. Certain exceptions may be permitted if the person requesting approval does not possess material non-public information, personal circumstances warrant the exception, the exception would not otherwise contravene the law or the purposes of the Supplemental Policy, and the request is approved by the Audit Committee. As of March 30, 2026, no such exceptions have been requested.
Clawback Policy
The Company maintains a Clawback Policy ( the "Clawback Policy") that complies with Section 10D of the Exchange Act and Nasdaq Listing Standard 5608, and requires the recovery of erroneously awarded incentive‑based compensation in the event of an accounting restatement. The Clawback Policy applies to incentive‑based compensation received on or after July 17, 2024.
In 2025, our Compensation Committee approved enhancements that broaden the circumstances under which the Company may seek recovery. These include situations involving executive misconduct, significant operational failures, or material reputational harm, even when no restatement occurs. The Clawback Policy also allows recovery when projected year‑end results prove materially lower than anticipated at the time of award or when there is material non‑compliance with legal, regulatory, or ethical requirements.
The Board and the Compensation Committee retain discretion to determine the appropriate method of recovery, which may include canceling equity awards, requiring repayment, or applying offsets. The Clawback Policy prohibits indemnification of executives for any losses arising from the enforcement of a clawback.
Insider Trading Policy
Our Insider Trading Policy governs the purchases, sales, or other dispositions of the Company’s securities by directors, officers and employees, as well as by the Company itself. Additionally, our Supplemental Policy adds trading restrictions for designated persons, who are defined in the policy as (i) each director of the Company; (ii) each officer of the Company who has been designated by our Board as an "executive officer" for purposes of the reporting requirements and trading restrictions of Section 16 of the Exchange Act; and (iii) any additional persons that the Company may from time to time designate as being subject to this policy because of their position with the Company and access to material non-public information.

TWFG, INC. | 2026 Proxy Statement	19

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers, directors and 10% stockholders to file reports of ownership and changes of ownership of our Class A Common Stock with the SEC. Based on a review of these reports filed with the SEC and written representations from officers and directors, we believe that all filing requirements were timely met during 2025.

20	TWFG, INC. | 2026 Proxy Statement

Executive Officers
The following table sets forth the name, age and positions of each of our executive officers as of March 30, 2026.

Name	Age	Position

Richard F. ("Gordy") Bunch III	53	Chief Executive Officer and Chairman
Katherine C. Nolan	65	President
Janice E. Zwinggi	65	Chief Financial Officer
Charles Alexander Bunch	55	Chief Marketing Officer
Julie E. Benes	50	Chief Legal Officer
Biographical information for Richard F. ("Gordy") Bunch III is set forth in this Proxy Statement under the heading "Proposal One Election of Directors—Director Biographies."

Katherine C. Nolan	President	Age: 65

KATHERINE C. NOLAN has served as our President since November 2025. She previously served as our Chief Operating Officer from 2009 to 2025, where she was responsible for the Company’s day-to-day operations and for driving strategic and operational alignment across the organization. Prior to joining TWFG, Ms. Nolan was President of Affirmative Retail Inc., Executive Vice President of Planning and Integration for Affirmative Insurance Holdings and Senior Vice President of Operations at Bristol West Insurance Company. She has over 30 years of experience in the property and casualty insurance industry. Ms. Nolan earned her Bachelor of Business Administration from Kent University and Master of Business Administration from John Carroll University.

Janice E. Zwinggi	Chief Financial Officer	Age: 65

JANICE E. ZWINGGI has served as our Chief Financial Officer since 2019. Prior to joining TWFG, Ms. Zwinggi was the Senior Vice President and Chief Financial Officer for Hudson Insurance Group from 2018 to 2019. Ms. Zwinggi was the Vice President and Controller of Argo Group International Holdings from 2007 to 2018. She was the Controller at Texas General Agency, Inc. Managing General Agency from 1987 to 1995 and then served as their Chief Financial Officer from 1995 to 2007. Ms. Zwinggi earned her Bachelor of Business Administration, Accounting from Texas State University and she has an Executive Leadership Certification from Harvard Business School. She is also a licensed Certified Public Accountant.

TWFG, INC. | 2026 Proxy Statement	21

Executive Officers	Table of Contents

Charles Alexander Bunch	Chief Marketing Officer	Age: 55

CHARLES ALEXANDER BUNCH has served as our Chief Marketing Officer since 2015. Mr. Bunch has over 20 years of experience in marketing and advertising. Prior to joining TWFG, Mr. Bunch was the Chief Creative Officer for Slingshot Advertising from 2000 until 2006. He then served as the Senior Vice President Creative Director of the Martin Agency – Advertising from 2006 to 2009. In 2009, Mr. Bunch became the Executive Vice President Global Branding Director for EF Education First International until he joined TWFG in 2015.

Julie E. Benes	Chief Legal Officer	Age: 50

JULIE E. BENES has served as our Chief Legal Officer since November 2025. She previously served as our General Counsel and Secretary from 2019 to 2025. Prior to joining TWFG, Ms. Benes practiced law at O’Donnell Ferebee & Frazer, P.C. from 2015 to 2019, where she represented TWFG as outside counsel and other businesses in commercial litigation and general corporate matters. Prior to that, Ms. Benes represented various companies and individuals in complex litigation matters in private practice since 2004. Ms. Benes served on the Board of Klein Independent School District and as a member of the Literacy and Teach Texas committees of the Houston Bar Association of Lawyers. Ms. Benes earned her Bachelor of Arts and Bachelor of Science degrees from Boston University and her Juris Doctor from Chicago-Kent College of Law. Ms. Benes is a licensed attorney in Texas and in Illinois.

22	TWFG, INC. | 2026 Proxy Statement

Executive Summary
Financial Highlights
TWFG is committed to creating long-term stockholder value through disciplined growth, operational excellence, and strategic capital deployment across our diversified insurance distribution platform. We operate with a clear focus on delivering sustainable, profitable growth while maintaining our position as a high-growth leader in the independent insurance agency sector.
2025 Key Performance Metrics

$41.2 M	$50.9 M	$53.5 M

NET INCOME 44% growth year-over-year	ADJUSTED NET INCOME* 54.2% growth year-over-year	OPERATING ACTIVITIES CASH FLOW 32.2% growth year-over-year

$248.5 M	11.6%	$1.7 B

TOTAL REVENUES 22% growth year-over-year	ORGANIC REVENUE GROWTH RATE*	TOTAL WRITTEN PREMIUM 17.3% growth year-over-year

$56.5 M	$66.8 M	26.9%

EBITDA 41.4% growth year-over-year	ADJUSTED EBITDA* 47.4% growth year-over-year	ADJUSTED EBITDA MARGIN* +460 basis points year-over-year

$0.53	$0.90	$42.1M

DILUTED EARNINGS PER SHARE 179% growth year-over-year	ADJUSTED DILUTED EARNINGS PER SHARE* 52.5% growth year-over-year	ADJUSTED FREE CASH FLOW* 49.3% growth year-over-year
*Organic Revenue Growth Rate, Adjusted Net Income, Adjusted Net Income Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, and Adjusted Diluted Earnings Per Share are non-GAAP financial measures. Refer to Appendix A for the calculation of these measures and a reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures.

TWFG, INC. | 2026 Proxy Statement	23

Executive Summary	Table of Contents
Fiscal 2025 Financial Highlights and Business Performance
In the 2025 fiscal year, TWFG delivered exceptional financial and operational results that demonstrate the strength and scalability of our diversified distribution platform. We achieved record revenue and profitability through disciplined execution, strategic investments, and the successful integration of acquisitions, all despite ongoing challenges in the insurance industry, including product availability constraints and pricing pressures early in the year.
Our total revenues reached $248.5 million, representing 22% growth over fiscal 2024, while we maintained strong Organic Revenue Growth of 11.6%. This performance reflects our ability to drive growth both organically through recruiting talented agents and improving productivity, and through strategic M&A activity that expands our platform capabilities and geographic reach.
Commission income, which represents the core of our business model, grew 20.6% to $221.0 million, driven by Total Written Premium growth of 17.3% to $1.7 billion. This premium growth was fueled by continued success across both our Insurance Services segment (including our Agency-in-a-Box and Corporate Branches platforms) and our TWFG MGA operations, which grew premium by 23.3% year-over-year.
Importantly, we achieved this robust top-line growth while meaningfully expanding our profitability. Net income for the year was $41.2 million, compared to $28.6 million in the prior year period, and net income margin for the year was 16.6%. Adjusted EBITDA increased 47.4% to $66.8 million with Adjusted EBITDA Margin expanding 460 basis points to 26.9%, compared to 22.3% in the prior year. This margin expansion demonstrates the operating leverage inherent in our platform and our disciplined approach to cost management as we scale the business. Similarly, Adjusted Net Income grew 54.2% to $50.9 million, with Adjusted Net Income Margin expanding to 20.5% from 16.2% in fiscal 2024.
We generated strong cash flow from operations of $53.5 million and Adjusted Free Cash Flow of $42.1 million, an increase of 49.3% over the prior year. This robust cash generation provides us with significant financial flexibility to invest in organic growth initiatives, pursue strategic acquisitions, and maintain a strong balance sheet.
Strategic Accomplishments and Platform Expansion
In 2025, we made significant progress advancing our strategic priorities:
Platform Diversification and Geographic Expansion. We successfully expanded our diversified distribution platform through targeted acquisitions, including TWFG MGA FL, LLC, which significantly enhanced our MGA capabilities and strengthened our presence in key property markets. This strategic addition expanded our Total Written Premium capacity by over 50% in our MGA offering while deepening our carrier relationships and broadening our product offering.
Operational Excellence and Margin Expansion. We delivered meaningful operating leverage as evidenced by our Adjusted EBITDA Margin expansion to 26.9%, attributable, in part, to increased contingent commissions, and demonstrating our ability to scale operating expenses efficiently while investing in technology, talent, and infrastructure to support long-term growth.
Technology-Enabled Distribution. We continued to invest in our proprietary technology platform and service capabilities, enhancing producer productivity tools and strengthening our competitive positioning. These investments improve the agent experience, drive higher retention rates, and support more efficient new business production across our platform.
Capital Allocation and Financial Strength. We maintained a strong balance sheet with $155.9 million in unrestricted cash and cash equivalents and full availability on our $50.0 million revolving credit facility as of December 31, 2025. This financial strength positions us to continue pursuing strategic growth opportunities while maintaining operational flexibility.

24	TWFG, INC. | 2026 Proxy Statement

Table of Contents	Executive Summary
How Our Compensation Programs Support Our Strategy
Elements of Compensation
Our executive compensation program is designed to align management incentives with our business strategy and shareholder value creation. Key elements of our 2025 compensation program included:

Element	Purpose	Performance Period	Performance Measures	Vesting Period

Salary	Provides market-competitive salary commensurate with contribution, experience, knowledge, skills, and performance	—	—	—
Short Term Incentives	Rewards the achievement of Company financial performance objectives	One-Year 1/1/25-12/31/25	•Adjusted EBITDA (weighed 50%) •Organic Revenue (weighted 50%)	—
Performance Stock Units	Aligns leadership with long-term Company performance and stockholders' interests	Two-Year 1/1/25-12/31/26	•Two-year Cumulative Adjusted EBITDA •Two-year Cumulative Organic Revenue	Three-Year Cliff Vesting
Restricted Stock Units	Promotes executive retention, stock ownership and alignment with stockholder interests	—	—	Three-Year Ratable Vesting
We structure a significant portion of our executive compensation as variable, performance-based pay that rewards the achievement of financial targets directly tied to our strategic objectives. Our annual cash incentive program is based on performance against Adjusted EBITDA and Organic Revenue targets, which drives focus on profitable growth and operational efficiency.
Equity awards with multi-year vesting align our executives’ interests with long-term shareholder value creation and encourage retention of key talent. These awards are designed to reward sustained performance and the successful execution of our growth strategy over time.
Our compensation philosophy emphasizes attracting and retaining talented leaders who can execute on our platform expansion strategy, maintain operational discipline, and drive sustainable growth across market cycles.
The strong financial results we delivered in fiscal 2025 — including 47.4% Adjusted EBITDA growth, 460 basis points of margin expansion, and double-digit organic revenue growth; reflect the successful execution of our business strategy and demonstrate how our compensation programs effectively motivate performance that creates long-term value for all stakeholders.

TWFG, INC. | 2026 Proxy Statement	25

Executive Summary	Table of Contents
Compensation Governance Best Practices

What We Do

Provide short-term and long-term incentive plans with performance targets aligned to business goals

Maintain a Compensation Committee composed entirely of independent directors

Require stock ownership for all senior leaders and Board members to align with the interests of our stockholders

Maintain an Insider Trading Policy requiring directors, executive officers, and all other senior leaders to trade only during pre-established periods after receiving preclearance from the TWFG Legal team

Complete an annual risk review evaluating whether the pay programs encourage undue risk-taking

Require short-term cash and long-term equity awards for all executive officers to be subject to clawback and cancellation provisions

WWhat We Don’t Do

X	Provide gross-up payments to cover personal income taxes or excise taxes pertaining to executive severance benefits

X	Pay above-market interest on deferred compensation in retirement plans

X	Allow the repricing, spring-loading, or backdating of equity awards

26	TWFG, INC. | 2026 Proxy Statement

Executive Compensation
As an "emerging growth company," we have opted to comply with the executive compensation disclosure rules applicable to "smaller reporting companies," as such term is defined in the rules promulgated under the Securities Act of 1933, as amended (the "Securities Act"). These rules require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. These officers are referred to as our named executive officers ("NEOs").
Our NEOs for 2025 were:

Richard F. ("Gordy") Bunch III	Chief Executive Officer and Chairman of the Board
Katherine C. Nolan	President | Chief Operations Officer until November 2025
Janice E. Zwinggi	Chief Financial Officer
2025 Target Pay Mix
We believe a significant amount of compensation for our most senior executives should be incentive-based and therefore at risk. For 2025, the CEO and other NEOs had a total compensation mix as follows:

CEO

¢	Base Salary	¢	Long-Term Equity Awards

Other Named Executive Officers

¢	Base Salary	¢	Annual Incentives	¢	Long-Term Equity Awards

TWFG, INC. | 2026 Proxy Statement	27

Executive Compensation	Table of Contents
Summary Compensation Table
The table below sets forth the annual compensation earned by our NEOs for the years ended December 31, 2025 and December 31, 2024.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Richard F. ("Gordy") Bunch III Chief Executive Officer and Chairman	2025	700,000	1,000,000	—	40,224	1,740,224
	2024	700,000	2,298,500	—	38,887	3,037,387
Katherine C. Nolan President	2025	400,000	400,000	251,600	30,787	1,082,387
	2024	400,000	1,500,000	146,272	28,586	2,074,858
Janice E. Zwinggi Chief Financial Officer	2025	400,000	400,000	251,600	18,415	1,070,015
	2024	387,500	1,000,000	146,272	28,586	1,562,358
1.The amounts reported reflect the grant date fair value of the Restricted Stock Units ("RSUs") and Performance Stock Units ("PSUs") granted to the NEOs as computed in accordance with ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 11 to our financial statements included in our Form 10-K, and incorporated by reference herein. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
Narrative Disclosure to Summary Compensation Table
Employment Agreements
None of our NEOs are subject to an employment agreement with the Company or any of its subsidiaries.
Base Salary
Annual base salaries, when considered in combination with the other components of the executive compensation program, are intended to provide a level of compensation sufficient to attract and retain an effective management team. Base salaries earned by Mr. Bunch, Ms. Nolan and Ms. Zwinggi in 2025 were $700,000, $400,000 and $400,000, respectively.
Annual Short-term Incentive Awards
The Company maintains an annual bonus plan for its salaried non-producer employees, including the NEOs, pursuant to which participants are eligible to earn an annual bonus based on the Company’s achievement of financial performance metrics and subject to the employee’s continuous employment with the Company through the date of payment. Under the annual bonus plan, participants are eligible to earn up to 150% of their annual target bonus.

In Thousands (000)	2025 Goals

Performance	Adjusted EBITDA	Organic Revenue	% of Target(1)

Weighting	50%	50%
Maximum	≥ $54,779	≥ $227,388	150%
Target	$47,634	$206,716	100%
Threshold	$45,252	$202,582	50%
FY2025 Actual	$63,158	$207,374	125.8%
1.Interpolate for performance between discrete points

28	TWFG, INC. | 2026 Proxy Statement

Table of Contents	Executive Compensation
For 2025, the financial performance metrics comprised of (A) our Adjusted EBITDA for the year (weighted 50%) and (B) Organic Revenue (weighted 50%), both compared to preset goals. With respect to Mses. Nolan and Zwinggi, their annual target bonus for 2025 was set as 50% of their annual base salary. Mr. Bunch’s target bonus for 2025 was 0% in order to emphasize the long-term equity component of his compensation.
In February 2026, the Compensation Committee, after reviewing the actual 2025 year-end results, and comparing these results to the predetermined goal range, determined that the executive officers earned 125.8% of their target awards or $251,600 for each of Mses. Nolan and Zwinggi for the 2025 annual incentive plan.
Long-term Incentive Program
The Company maintains a long-term incentive plan for its salaried non-producer employees, including the NEOs, pursuant to which participants are eligible to earn awards based on the Company’s achievement of financial performance metrics and subject to the employee’s continuous employment with the Company through the date of vesting. Target awards are determined based on each executive officer’s position, level of responsibility and market benchmarks reviewed annually by the Compensation Committee.
In March 2025, the Compensation Committee approved a long-term equity award for each of the NEOs with a target value expressed as a specific dollar amount, with an equity award mix as follows:
•50% PSUs
•50% RSUs
The Compensation Committee believes this mix created an appropriate balance between providing incentive compensation for the achievement of Company-specific performance measures (PSUs) and retention (RSUs).
RSU Awards
On March 31, 2025, we granted RSUs to each of our NEOs pursuant to the terms of the TWFG, Inc. 2024 Omnibus Incentive Plan (the "Plan") and an RSU award agreement entered into thereunder (the "2025 RSU Award Agreement"). Pursuant to the 2025 RSU Award Agreement, the RSUs vest in substantially equal installments on March 31, 2026, March 31, 2027 and March 31, 2028, in each case, subject to the NEO’s continuous employment with the Company.
In connection with our IPO, on July 17, 2024, we granted RSUs (the "IPO RSUs") to each of our NEOs pursuant to the terms of the Plan and an RSU award agreement entered into thereunder (the "IPO RSU Award Agreement"). Pursuant to the IPO RSU Award Agreement, the IPO RSUs vest in substantially equal installments on January 17, 2025, July 17, 2025 and July 17, 2026, in each case, subject to the NEO’s continuous employment with the Company.
PSU Awards
On March 31, 2025, we granted PSUs to each of our NEOs pursuant to the terms of the Plan and a PSU award agreement entered into thereunder (the "2025 PSU Award Agreement"). Pursuant to the 2025 PSU Award Agreement, the PSU plan cycle has a two-year performance measurement period with an additional year to cliff vest following the performance period, for a total of a three-year time horizon. Under the 2025 PSU Award Agreement, participants are eligible to earn up to 150% of their payout target. For the 2025 PSUs, performance will be measured on the basis of (1) two-year Cumulative Adjusted EBITDA and (2) two-year Cumulative Organic Revenue. The awards will cliff vest on the third anniversary of the grant date on March 31, 2028, subject to the NEO’s continuous employment with the Company.

Award	Performance Period	Performance Measures and Weights	Potential Payouts(1)	Vest Date

PSU	1/1/25–12/31/26	50% Cumulative Adjusted EBITDA 50% Cumulative Organic Revenue	0-150% with Maximum Payout Factor	3/31/2028
1.The performance of the 2025 PSUs will be measured and determined at the end of the performance period.

TWFG, INC. | 2026 Proxy Statement	29

Executive Compensation	Table of Contents
Outstanding Equity Awards at Fiscal Year-End
The table below sets forth the outstanding equity awards held by the NEOs as of December 31, 2025.

		Stock Awards		Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Name	Award	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

Richard F. ("Gordy") Bunch III	IPO RSU	45,068(2)	1,296,606
	2025 RSU	16,176(3)	465,384
	2025 PSU			24,264(4)	698,075
Katherine C. Nolan	IPO RSU	29,412(2)	846,183
	2025 RSU	6,471(3)	186,171
	2025 PSU			9,706(4)	279,241
Janice E. Zwinggi	IPO RSU	19,608(2)	564,122
	2025 RSU	6,471(3)	186,171
	2025 PSU			9,706(4)	279,241
1.Market values of the RSU and PSU awards shown in this table are based on the closing market price of our common stock as of December 31, 2025, which was $28.77 and assumes the satisfaction of the applicable vesting conditions.
2.The IPO RSUs, granted on July 17, 2024, vest in three substantially equal installments as follows: the first two installments vested on January 17, 2025 and July 17, 2025, respectively, and the third installment will vest on July 17, 2026.
3.The 2025 RSUs, granted on March 31, 2025, will vest in three substantially equal installments on March 31 of each of 2026, 2027 and 2028.
4.Based on SEC guidance, the number of shares and payout values represent the maximum number of shares the executive may receive under the PSUs granted on March 31, 2025 since Cumulative Adjusted EBITDA and Cumulative Organic Revenue performance as measured through the first year of the performance period exceeded target levels. The actual number of shares an executive receives under a PSU is dependent on the Company’s performance over the applicable two-year performance period and will not be determined until after the end of the performance period.
Additional Narrative Disclosure
The Company is a participating employer in a tax-qualified 401(k) retirement savings plan sponsored by Insperity, a third-party professional employer organization, pursuant to which eligible employees (including our NEOs) can defer a percentage of cash compensation up to the maximum allowed under Internal Revenue Service Guidelines. The Company makes safe harbor matching contributions to the 401(k) plan up to a 4% total match of each participating employee’s deferred salary. 401(k) plan participants are always fully vested with respect to both employee and employer contributions. We do not maintain, sponsor or otherwise have any liability with respect to any defined pension plan or nonqualified deferred compensation plan.

30	TWFG, INC. | 2026 Proxy Statement

Table of Contents	Executive Compensation
Potential Payments upon Termination or Change in Control
The following summarizes the potential payments and benefits that may become payable to our NEOs in connection with certain termination events or a Change in Control, based on the terms of the applicable equity award agreements in effect for the 2025 fiscal year.

Component	Description

2025 RSU Awards
If a grantee experiences a termination of employment due to death, disability or retirement (each, a "Qualifying Termination"), a prorated portion of the unvested RSUs that otherwise would have vested on the next scheduled vesting date will vest and be settled in accordance with the terms of the 2025 RSU Award Agreement.

2025 PSU Awards
In the event of a Qualifying Termination prior to the grantee’s satisfaction of the applicable service‑based vesting requirement (the "Service Requirement"), a prorated portion of the unearned PSUs will remain eligible to vest based on actual performance. If a Qualifying Termination occurs on or after December 31, 2026, a prorated portion of the PSUs that have performance‑vested as of such date will remain outstanding and eligible to settle in accordance with the 2025 PSU Award Agreement.

Change in Control Termination Protections
In the event that a grantee incurs a Qualifying Termination or is terminated by the Company without "cause" (as defined in the Plan), in each case, on or following a Change in Control:
•All unvested IPO RSUs will vest immediately prior to a Change in Control, provided that the NEO remains in continuous employment with the Company through such Change in Control.
•All unvested 2025 RSUs will vest in full as of the termination date and be settled in accordance with the 2025 RSU Award Agreement; and
•With respect to 2025 PSUs, the Service Requirement will be deemed satisfied in full, and the PSUs will remain outstanding and eligible to vest based on actual performance results, as provided in the 2025 PSU Award Agreement.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
The Company has not granted stock options, stock appreciation rights, or similar instruments with option-like features and has no policies or practices to disclose pursuant to Item 402(x)(1) of Regulation S-K.

TWFG, INC. | 2026 Proxy Statement	31

Equity Compensation Plan Information
The following table provides certain information with respect to our equity compensation plan as of December 31, 2025. The Plan was approved by our stockholders in 2024 and remains in effect as of March 30, 2026.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)(2) (#)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3) (#)

Equity Compensation Plans Approved By Stockholders(1)	4,346,667	3,928,788
Total	4,346,667	3,928,788
1.Reflects shares outstanding under the Plan.
2.Consists of 224,327 shares of our Class A Common Stock subject to RSU and PSU awards under the Plan.
3.Consists of shares of Class A Common Stock available for issuance.

32	TWFG, INC. | 2026 Proxy Statement

Certain Relationships and Related-Party Transactions
The Board adopted a written Related-Party Transactions Policy (the "Policy"), which sets forth our policy with respect to the review, approval, ratification and disclosure of all Related-Party Transactions. In accordance with the Policy, our Audit Committee has overall responsibility for implementation of and compliance with the Policy.
Under the Policy, a "Related-Party Transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed $120,000 in any fiscal year and in which any Related Party (i.e., any of our executive officers, directors (including director nominees) or stockholders owning in excess of 5% of any class of the Company’s voting securities or their immediate family members) had, has or will have a direct or indirect material interest. A Related-Party Transaction does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our Board.
The Policy requires that notice of a proposed Related-Party Transaction be provided to our Chief Legal Officer prior to entry into such transaction. If our Chief Legal Officer determines that such transaction is a Related-Party Transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the Policy, our Audit Committee may approve only those Related-Party Transactions that are in, or not inconsistent with, our best interests. In the event that we become aware of a Related-Party Transaction that has not been previously reviewed, approved or ratified under the Policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the Related-Party Transaction.
The Policy also provides that the Audit Committee reviews certain previously approved or ratified Related-Party Transactions that are ongoing to determine whether the Related-Party Transactions remains in our best interests and the best interests of our stockholders. Additionally, we will make periodic inquiries of directors and executive officers with respect to any potential Related-Party Transaction of which they may be a party or of which they may be aware.
The Audit Committee has determined that each of the transactions described below were entered into in good faith, are on terms we believe to be reasonable, and are made in the best interest of the Company and its stockholders. We believe the transactions described below support our business operations, access to technology, distribution capabilities, and operational infrastructure, and reflect terms that are consistent with those that could be obtained in arm’s-length transactions.
Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting the criterion to which we have been or will be a participant other than compensation arrangements, which are described where required under "Executive Compensation."
Managing General Agency Agreement with TWICO
We are party to a managing general agency and claims administration agreement, dated January 1, 2017, as amended (the "MGA Agreement"), with The Woodlands Insurance Company ("TWICO"). Under the MGA Agreement, TWFG is appointed as TWICO’s managing general agent and provides licensing, statistical accounting, and management services to TWICO. TWFG receives monthly commissions based on TWICO’s net collected premiums, as well as fees for services performed under the MGA Agreement. TWICO became eligible to terminate the MGA Agreement without cause as of August 1, 2025. In addition, either party may terminate the MGA Agreement if the other party fails to comply with any provision of the agreement and does not cure such default within the time period specified in a written notice of default.

TWFG, INC. | 2026 Proxy Statement	33

Certain Relationships and Related-Party Transactions	Table of Contents
Effective September 1, 2025, TWICO and TWFG amended the MGA Agreement to (1) increase the commission rate payable to TWFG from 20% to 25%, (2) implement a profit‑sharing arrangement, and (3) require TWICO to reimburse TWFG for actual expenses incurred or allocated for licensing, statistical accounting, and management services. The amendment was approved by the Audit Committee pursuant to the Policy and was also approved by the Texas Department of Insurance. In 2025, TWFG received approximately $17.4 million from TWICO for services provided under the MGA Agreement.
Management Agreement with EVO
We are party to a management agreement, dated May 1, 2023, with Evolution Agency Management, LLC ("EVO"), a software development company specializing in insurance services. EVO was formerly our wholly owned subsidiary and was spun off and is now owned directly by Bunch Holdings, RenRe and GHC Woodlands Holdings LLC ("GHC" and, together with Bunch Holdings and RenRe, the "Pre-IPO LLC Members"). We provide management and related services to EVO, including commercial development, financial, tax and audit, legal, human resources, marketing, information technology, data processing, and software design and development services. Either party may terminate the management agreement without cause upon 30 days’ prior written notice or for cause upon 10 days’ prior written notice, if the reason for such cause has not been cured during that period. In addition, either party may terminate the management agreement upon 30 days’ prior written notice, if the other party has become insolvent or subject to a bankruptcy or similar proceeding. We are reimbursed on a pass-through cost basis for third-party services provided and we also charge a monthly management fee to EVO, the amount of which is based on one of the following methods: (1) percentage measurement of time spent by a full-time employee to the costs incurred for that employee; (2) actual hours worked by our employees multiplied by an internal billing rate; or (3) fair value of the services if the services had been provided by a third party. We determine the method to calculate the monthly management fee based on the nature of services provided and the costs allocated. Salaries and employee benefits are the primary costs allocated to EVO. Therefore, we utilized the first method described above to calculate the monthly management fee. In 2025, TWFG received $172,379 for its services and expenses under this agreement.
Enterprise Software License Agreements with EVO
We are party to enterprise license agreements with EVO, which is owned directly by the Pre‑IPO LLC Members, for the use of EVO’s proprietary agency management software. EVO charges TWFG Insurance Services LLC and TWFG General Agency LLC annual licensing fees which are determined each year based on market rates for software development services and the estimated number of users. On December 15, 2025, we entered into amended software licensing agreements with EVO, effective January 1, 2026 through January 1, 2028. The amended agreements provide for total monthly payments of $307,083.33 over the term. In 2025, TWFG paid an aggregate of $3.1 million to EVO under these agreements.
Lease Agreement
We are party to a lease agreement with Parkwood 2, LLC for our corporate headquarters located in The Woodlands, Texas (the "Lease"). Parkwood 2, LLC is owned directly by the Pre-IPO LLC Members. The Lease commenced on December 1, 2024 with an initial term of 120 months with an option to renew. On December 15, 2025, we entered into an amended lease agreement with Parkwood 2, LLC for additional office space in The Woodlands, Texas. The amended lease term commenced on March 1, 2026, and provides for an initial term of 106 months, with an option to renew. We also have the right to extend the term for an additional 120 months. As of December 31, 2025, TWFG has not accrued or paid any rent or tenant improvement costs to Parkwood 2, LLC under either lease.
Amended and Restated TWFG Holding Company, LLC Agreement
In connection with our IPO and reorganization transactions, we, TWFG Holding Company, LLC ("TWFG LLC") and each of the Pre-IPO LLC Members entered into an Amended and Restated TWFG Holding Company, LLC Agreement dated as of July 17, 2024 (the "TWFG LLC Agreement"). Following the reorganization transactions, and in accordance with the terms of the TWFG LLC Agreement, we operate our business through TWFG LLC. Pursuant to the terms of the TWFG LLC Agreement, so long as the Pre-IPO LLC Members continue to own any non-voting common interest units (the "LLC Units") or securities redeemable or exchangeable into shares of our Class A Common Stock, we will not, without the prior written consent of such holders, engage in any business activity other than the management and ownership of TWFG LLC or own any assets other than securities of TWFG LLC and/or any cash or other property or assets distributed by or otherwise received from TWFG LLC, unless we determine in good faith that such actions or ownership are in the best interest of TWFG LLC.

34	TWFG, INC. | 2026 Proxy Statement

Table of Contents	Certain Relationships and Related-Party Transactions
As the sole managing member of TWFG LLC, we have control over all of the affairs and decision making of TWFG LLC. As such, through our officers and directors, we are responsible for all operational and administrative decisions of TWFG LLC and the day-to-day management of TWFG LLC’s business. We will fund any dividends to our stockholders by causing TWFG LLC to make distributions to the Pre-IPO LLC Members and us.
The holders of LLC Units generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of TWFG LLC. Net profits and net losses of TWFG LLC are allocated to its members pro rata in accordance with the percentages of their respective ownership of LLC Units, though certain non-pro rata adjustments are made to reflect certain items of tax depreciation, amortization and other tax items in accordance with applicable tax law. The TWFG LLC Agreement provides for pro rata cash distributions to the holders of LLC Units for purposes of funding their tax obligations in respect of the taxable income of TWFG LLC that is allocated to them. Generally, these tax distributions will be computed based on TWFG LLC’s estimate of the net taxable income of TWFG LLC allocable to each holder of LLC Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident of Texas (taking into account the non-deductibility of certain expenses and the character of our income).
Except as otherwise determined by us, if at any time we issue a share of our Class A Common Stock, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in TWFG LLC and TWFG LLC shall issue to us one LLC Unit (unless such share was issued by us solely to fund the purchase of an LLC Unit from a holder of LLC Units (upon an election by us to exchange such LLC Unit in lieu of redemption following a redemption request by such holder of LLC Units in which case such net proceeds shall instead be transferred to the selling holder of LLC Units as consideration for such purchase, and TWFG LLC will not issue an additional LLC Unit to us). Similarly, except as otherwise determined by us, (i) TWFG LLC will not issue any additional LLC Units to us unless we issue or sell an equal number of shares of our Class A Common Stock and (ii) should TWFG LLC issue any additional LLC Units to the Pre-IPO LLC Members or any other person, we will issue an equal number of shares of our non-economic Class B Common Stock or non-economic Class C Common Stock to such Pre-IPO LLC Members or any other person. Conversely, if at any time any shares of our Class A Common Stock are redeemed, purchased or otherwise acquired, TWFG LLC will redeem, purchase or otherwise acquire an equal number of LLC Units held by us, upon the same terms and for the same price per security, as the shares of our Class A Common Stock are redeemed, purchased or otherwise acquired. In addition, TWFG LLC will not effect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the LLC Units unless it is accompanied by substantively identical subdivision or combination, as applicable, of each class of our Common Stock, and we will not effect any subdivision or combination of any class of our Common Stock unless it is accompanied by a substantively identical subdivision or combination, as applicable, of the LLC Units.
Under the TWFG LLC Agreement, the holders of LLC Units (other than us) will have the right to require TWFG LLC to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A Common Stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A Common Stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). If we decide to make a cash payment, the holder of an LLC Unit has the option to rescind its redemption request within a specified time period. Upon the exercise of the redemption right, the redeeming member will surrender its LLC Units to TWFG LLC for cancellation. The TWFG LLC Agreement requires that we contribute cash or shares of our Class A Common Stock to TWFG LLC in exchange for an amount of newly-issued LLC Units in TWFG LLC that will be issued to us equal to the number of LLC Units redeemed from the holders of LLC Units. TWFG LLC will then distribute the cash or shares of our Class A Common Stock to such holder of an LLC Unit to complete the redemption. In the event of a redemption request by a holder of an LLC Unit, we may, at our option, effect a direct exchange of cash or Class A Common Stock for LLC Units in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of LLC Units that we or our wholly owned subsidiaries own equals the number of shares of Class A Common Stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities). Shares of non-economic Class B Common Stock or non-economic Class C Common Stock will be cancelled on a one-for-one basis if we, following a redemption request of a holder of an LLC Unit, redeem or exchange LLC Units of such holder of an LLC Unit pursuant to the terms of the TWFG LLC Agreement.

TWFG, INC. | 2026 Proxy Statement	35

Certain Relationships and Related-Party Transactions	Table of Contents
The TWFG LLC Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A Common Stock is proposed by us or our stockholders and approved by our Board or is otherwise consented to or approved by our Board, the holders of LLC Units will be permitted to participate in such offer by delivery of a notice of redemption or exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable efforts to enable and permit the holders of LLC Units to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A Common Stock without discrimination. In addition, we are obligated to use our reasonable efforts to ensure that the holders of LLC Units may participate in each such offer without being required to redeem or exchange LLC Units.
Subject to certain exceptions, TWFG LLC will indemnify all of its members and their officers and other related parties, against all losses or expenses arising from claims or other legal proceedings in which such person (in its capacity as such) may be involved or become subject to in connection with TWFG LLC’s business or affairs or the TWFG LLC Agreement or any related document.
TWFG LLC may be dissolved (i) 45 days after the sale or other disposition of all or substantially all of the assets of TWFG LLC, (ii) upon the determination by us to dissolve TWFG LLC, (iii) upon any event which would cause the dissolution of TWFG LLC under the Texas Business Organizations Code or (iv) at any time TWFG LLC has no members, unless TWFG LLC is continued in accordance with the Texas Business Organizations Code. Upon dissolution, TWFG LLC will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of TWFG LLC’s liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to the members in proportion to their LLC Units.
Tax Receivable Agreement
On July 19, 2024, we entered into a tax receivable agreement (the "Tax Receivable Agreement") with the Pre-IPO LLC Members that provides for the payment by us to the Pre-IPO LLC Members and any future party to the Tax Receivable Agreement of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in TWFG LLC’s assets resulting from (a) the purchase of LLC Units from any of the Pre-IPO LLC Members using the net proceeds from any future offering of shares of our Class A Common Stock, (b) future taxable redemptions or exchanges by the Pre-IPO LLC Members of LLC Units for shares of our Class A Common Stock or cash or (c) payments under the Tax Receivable Agreement and (ii) tax benefits related to imputed interest resulting from payments made under the Tax Receivable Agreement. The payment obligations under the Tax Receivable Agreement are our obligations and not obligations of TWFG LLC. Our obligations under the Tax Receivable Agreement will also apply with respect to any person who becomes a party to the Tax Receivable Agreement. We are required to pay the Pre-IPO LLC Members and any other persons that become parties to the Tax Receivable Agreement for certain tax benefits we may receive, and the amounts we may pay could be significant.
Registration Rights Agreement
On July 19, 2024, we entered into a registration rights agreement (the "Registration Rights Agreement") with the Pre-IPO LLC Members. Subject to several exceptions, including underwriter cutbacks and our right to defer a demand registration under certain circumstances, the Pre-IPO LLC Members may require that we register for public resale under the Securities Act all shares of Common Stock constituting registrable securities that they request be registered at any time, so long as the securities requested to be registered in each registration statement have an aggregate estimated market value of least $25 million. In 2025, we became eligible to use Form S-3 under the Securities Act and filed a registration statement on Form S-3, which, among other things, covers all of our shares held by the Pre-IPO LLC Members.

36	TWFG, INC. | 2026 Proxy Statement

Table of Contents	Certain Relationships and Related-Party Transactions
Family and Corporate Relationships
Charles Alexander Bunch, our Chief Marketing Officer, is the brother of Richard F. ("Gordy") Bunch III, our Chief Executive Officer, Chairman of our Board and founder. He has been an employee of the Company since 2015. His 2025 total compensation was approximately $628,098, including a base salary of $325,000, a cash bonus of $143,098, RSUs under the Plan with a grant date fair value of $80,000, and PSUs under the Plan with a grant date fair value of $80,000, subject to the terms of the RSU and PSU Award Agreements. He also received benefits generally available to all employees. His compensation was determined in accordance with our standard employment and compensation practices applicable to employees with similar responsibilities and positions.
Michelle Bunch, a non-employee director, is the wife of Richard F. ("Gordy") Bunch III, our Chief Executive Officer, Chairman of our Board and founder.
RenaissanceRe Holdings Ltd., through its wholly-owned subsidiary RenRe, has been an investor in the Company since 2018. Jonathan Anderson, the Senior Vice President-Strategic Investments of RenaissanceRe, is a member of our Board.
Griffin Highline Capital LLC, through its wholly-owned subsidiary, GHC, has been an investor in the Company since 2021. Michael Doak, the CEO and Managing Partner of Griffin Highline Capital, is a member of our Board.
Indemnification Agreements with our Directors and Officers
We have entered into indemnification agreements with each of our directors and our executive officers. The indemnification agreements and our Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorney's fees incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or executive officer.

TWFG, INC. | 2026 Proxy Statement	37

Audit Committee Report
With respect to TWFG's financial reporting process, the management of TWFG is responsible for establishing and maintaining internal controls and preparing TWFG's consolidated financial statements. TWFG's independent registered public accounting firm, Deloitte & Touche, LLP ("Deloitte") is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of TWFG's financial statements. We have relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with U.S. Generally Accepted Accounting Principles and on the representations of Deloitte included in its audit of TWFG's consolidated financial statements.
We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2025 with TWFG's management and with Deloitte, including the results of the independent registered public accounting firm's audit of TWFG's financial statements. We have also discussed with Deloitte all matters required to be discussed by the Standards of the Public Company Accounting Oversight Board ("PCAOB") for communication with audit committees, under which Deloitte must provide us with additional information regarding the scope and results of its audit of TWFG's consolidated financial statements.
We have also received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence, and have discussed with Deloitte its independence from TWFG, as well as any relationships that may impact Deloitte's objectivity and independence.
Based on our review of the matters noted above and our discussions with TWFG's management and independent registered public accountants, we recommended to the Board that the audited consolidated financial statements be included in TWFG's Annual Report on Form 10-K for the fiscal year ended December 31, 2025, for filing with the Securities and Exchange Commission.
Janet S. Wong (Chair)
Jonathan Anderson
Michael Doak

38	TWFG, INC. | 2026 Proxy Statement

PROPOSAL TWO
Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2026. We are asking our stockholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, we are submitting the appointment of Deloitte to our stockholders for ratification as a matter of good corporate practice and because we value our stockholders' views on our independent registered public accounting firm. In the event that our stockholders fail to ratify the selection, the Audit Committee will review its future selection of independent auditors. Even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of TWFG and our stockholders. Representatives of Deloitte are expected to be present at the Annual Meeting, and they will have the opportunity to make a statement if they so desire and to respond to appropriate questions.
The following table presents fees for professional audit services and other services provided to TWFG by Deloitte for the fiscal years ended December 31, 2024 and 2025.

The Board recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

	2024 ($)	2025 ($)

Audit Fees (1)	966,373(5)	993,541
Audit-Related Fees(2)	135,000(6)	144,531
Tax Fees(3)	499,627	287,816
All Other Fees(4)	—	—
Total fees	1,601,000	1,425,888
1.Audit fees consist of fees billed for professional services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements, such as review of our filings with the SEC, including review and preparation of registration statements, comfort letters, consents and research necessary to comply with generally accepted auditing standards, for those fiscal years.
2.Audit Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees."
3.Tax Fees consist of fees for tax compliance, tax advice, and tax planning.
4.All Other Fees include any fees billed that are not audit, audit-related, or tax fees. No such services were provided in 2024 or 2025.
5.The 2024 audit fees have been updated to reflect final agreed-upon fees.
6.The 2024 audit‑related fees have been updated to reflect final agreed-upon fees.

TWFG, INC. | 2026 Proxy Statement	39

PROPOSAL TWO: Ratification of Appointment of Independent Registered Public Accounting Firm	Table of Contents
Pre-Approval Policies and Procedures
Pursuant to the Audit Committee Charter, the Audit Committee Pre-Approval Policy and the requirements of law, the Audit Committee pre-approves all audit and permitted non-audit services that may be provided by our independent registered public accounting firm. In most cases, the Audit Committee provides pre-approval for specific services, subject to a specific dollar threshold. In other cases, the chairperson has the delegated authority from the Audit Committee to pre-approve certain services, and reports such pre-approvals to the full Audit Committee at its next meeting. For the fiscal year ended December 31, 2025, all fees paid to Deloitte were approved by the Audit Committee.
Vote Required and Board Recommendation
The ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm requires the affirmative vote of a majority of votes present in person or by proxy at the Annual Meeting, assuming a quorum is present.

The Board recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

40	TWFG, INC. | 2026 Proxy Statement

Availability of Annual Report
Stockholders can access our Annual Report, which includes our Form 10-K and other financial information, on our website at https://twfg.com under the caption "Investors." Alternatively, stockholders can request a paper copy of the Annual Report by writing to: TWFG, Inc., 10055 Grogans Mill RD, Suite 500, The Woodlands, TX 77380, Attention: Secretary.

TWFG, INC. | 2026 Proxy Statement	41

Questions and Answers
Q:    Why am I receiving these materials?
A:    The Board is making these proxy materials available to you on the internet or, upon your request, by delivering printed versions of these materials to you by mail, in connection with the solicitation of proxies for use at our Annual Meeting, or at any adjournment or postponement of the Annual Meeting. The Annual Meeting will occur on May 27, 2026 at 9:00 a.m. Central Time virtually at www.virtualshareholdermeeting.com/TWFG2026.
Q:    What is included in these materials?
A:    These materials include this Proxy Statement for the Annual Meeting and our Annual Report, which includes our Form 10-K for the year ended December 31, 2025. We are first making these materials available to you on the internet on or about April 10, 2026. On April 10, 2026, we mailed to our U.S. stockholders as of March 30, 2026, the record date for the Annual Meeting, a notice containing instructions on how to access these proxy materials online and how to submit a proxy online. Also, on April 10, 2026, we began mailing printed copies of these proxy materials to stockholders that have requested printed copies and to stockholders outside the United States. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the notice instructs you on how to access and review online all the vital information contained in the Proxy Statement and Annual Report. The notice also instructs you on how you may submit your proxy over the internet. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in that notice.
Q:    How do I request a printed copy of the proxy materials?
A:    To request a printed copy of the Proxy Statement, Annual Report and form of proxy relating to this stockholder meeting or future stockholder meetings, visit www.proxyvote.com, call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. You must have available the 16-digit control number from the notice described above.
Q:    How do I change my preference and only receive materials electronically?
A:    If you currently receive printed copies of the proxy materials and would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, annual reports and related materials electronically via email or the internet, visit www.proxyvote.com, call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. You must have available the 16-digit control number from the notice described above. To sign up for electronic delivery, please follow the instructions on the proxy card using the internet and, when prompted, indicate that you agree to receive or access proxy and related materials electronically in future years.
Q:    What is the record date for the meeting?
A:    Our Board has fixed the record date for the Annual Meeting as of the close of business on March 30, 2026.

42	TWFG, INC. | 2026 Proxy Statement

Table of Contents	Questions and Answers
Q:    How do I vote?
A:    If your shares are registered in your name, you may vote online while virtually attending the Annual Meeting by visiting www.virtualshareholdermeeting.com/TWFG2026 or by proxy without attending the meeting. Registered stockholders may also vote by proxy, by telephone or on the internet by following the instructions included with your proxy card or the notice we mailed to you on April 10, 2026. In addition, if you received a printed proxy card, you may mark, sign, date and mail the proxy card you received from Broadridge in the postage-paid return envelope. If you vote or submit a proxy in accordance with any of the available methods, your shares will be voted at the meeting pursuant to your instructions. If you sign and return the proxy card or vote by proxy by telephone or on the internet but do not provide voting instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the recommendations of the Board given below.
If your shares are held in "street name" by a broker, bank or other nominee, that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares, which may include the ability to instruct the voting of your shares by telephone or on the internet.
If your shares are held by a broker, bank or other nominee and you wish to vote online while virtually attending the meeting, you may only vote your shares if you have obtained a "legal proxy" from your bank, broker or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.
If you received more than one Notice of Internet Availability of Proxy Materials or proxy card, then you hold shares of TWFG, Inc. Common Stock in more than one account. You should vote via the internet, by telephone or by mail for all shares held in each of your accounts.
Q:    What is the purpose of the Annual Meeting?
A:    For stockholders to vote on the following proposals:

1	To elect each of Richard F. ("Gordy") Bunch III, Michael Doak, Jonathan Anderson, Michelle Caroline Bunch, Robin A. Ferracone, and Janet S. Wong as a director for a one-year term;

2	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and

3	To transact any other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Q:    How does the Board recommend I vote on these proposals?
A:    The Board recommends that you vote:
•"FOR" the election of each of Richard F. ("Gordy") Bunch III, Michael Doak, Jonathan Anderson, Michelle Caroline Bunch, Robin A. Ferracone, and Janet S. Wong as a director; and
•"FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

TWFG, INC. | 2026 Proxy Statement	43

Questions and Answers	Table of Contents
Q:    Who is entitled to vote at the Annual Meeting?
A:    Holders of our Common Stock as of the close of business on March 30, 2026, the record date, may vote at the Annual Meeting. As of the record date, there were 14,206,284 shares of our Class A Common Stock, 7,277,651 shares of our non-economic Class B Common Stock, and 33,893,810 shares of our non-economic Class C Common Stock outstanding. Each share of Class A Common Stock is entitled to one vote, each share of non-economic Class B Common Stock is entitled to one vote, and each share of non-economic Class C Common Stock is entitled to ten votes per a share. Holders of our Class A Common Stock, non-economic Class B Common Stock, and non-economic Class C Common Stock will vote as a single class on all matters described in this Proxy Statement.
Q:    What is householding?
A:    SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. Each stockholder continues to receive a separate proxy card. This process, which is commonly referred to as "householding," provides cost savings for companies. Some banks, brokers and other nominee record holders may be "householding" our proxy statements, annual reports and related materials. If you would like to receive your own set of TWFG’s proxy statements, annual reports and related materials, or if you share an address with another TWFG, Inc. stockholder and together both of you would like to receive only a single set of these documents, please contact your bank, broker or other nominee if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to TWFG, Inc., 10055 Grogans Mill RD, Suite 500, The Woodlands, TX 77380. Attention: Secretary and we will promptly deliver additional materials as requested.
Q:    If I submit a proxy, how will it be voted?
A:    When proxies are properly signed, dated and returned, the shares represented by the proxies will be voted in accordance with the instructions of the stockholder. If no specific instructions are given, you give authority to Richard F. ("Gordy") Bunch III and Michael Doak to vote the shares in accordance with the recommendations of our Board as described above. If any director nominee is not able to serve, proxies will be voted in favor of the other nominee and may be voted for a substitute nominee, unless our Board chooses to reduce the number of directors serving on our Board. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, then the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy.
Q:    Can I change my vote or revoke my proxy?
A:    Yes. If you are a stockholder of record, you can change your vote or revoke your proxy before it is exercised by:
•Written notice to our Secretary;
•Timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the internet; or
•Voting virtually at the Annual Meeting.
If you are a beneficial owner of shares held in street name, you should follow the instructions of your bank, broker or other nominee to change or revoke your voting instructions. You may also vote virtually at the Annual Meeting if you obtain a legal proxy as described above.

44	TWFG, INC. | 2026 Proxy Statement

Table of Contents	Questions and Answers
Q:    Where is the meeting held?
A:    The Annual Meeting will be conducted via live audio webcast at www.virtualshareholdermeeting.com/TWFG2026. Please allow ample time for the online check-in process. If you encounter difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page hosting the virtual meeting.
Q:    How do I submit a question at the Annual Meeting?
A:    If you wish to submit a question on the day of the Annual Meeting, beginning at 9:00 a.m. Central Time on May 27, 2026, you may log in using the 16-digit control number provided with the voting instructions. You will be able to participate, submit questions and vote electronically at www.virtualshareholdermeeting.com/TWFG2026.
The Annual Meeting will be governed by our meeting rules of conduct posted at www.virtualshareholdermeeting.com/TWFG2026 in advance of the meeting. The meeting guidelines will address the ability of stockholders to ask questions or otherwise comment during the meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to meeting participants.
Q:    May I see a list of stockholders entitled to notice of the meeting as of the record date?
A:    A list of our registered stockholders as of the close of business on the record date will be made available to stockholders during the meeting at www.virtualshareholdermeeting.com/TWFG2026. To access such list of registered holders at our principal offices beginning May 15, 2026 and until the meeting, stockholders should email TWFG Investor Relations at IR@twfg.com.
Q:    Can I attend the Annual Meeting?
A:    You are invited to attend the Annual Meeting virtually if you are a stockholder of TWFG as of the close of business on March 30, 2026, the record date for the Annual Meeting, or if you hold a valid proxy for the Annual Meeting. Our Annual Meeting will be held virtually; use the control number included on your Notice or printed proxy card to enter. Anyone can also listen to the Annual Meeting live at www.virtualshareholdermeeting.com/TWFG2026.
Q:    What constitutes a quorum at the Annual Meeting?
A:    The presence, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of our stock and entitled to vote at the Annual Meeting constitutes a quorum for the conduct of any business at the Annual Meeting. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or internet, or if you virtually attend the Annual Meeting.
Abstentions and withhold votes are counted as "shares present" at the Annual Meeting for purposes of determining whether a quorum exists. Proxies submitted by banks, brokers or other holders of record holding shares for you as a beneficial owner that do not indicate a vote for some of or all the proposals because that holder does not have voting authority and has not received voting instructions from you (so-called "broker non-votes") are also considered "shares present" for purposes of determining whether a quorum exists. If you are a beneficial owner, these holders are permitted to vote your shares on the ratification of the appointment of our independent registered public accounting firm, even if they do not receive voting instructions from you.

TWFG, INC. | 2026 Proxy Statement	45

Questions and Answers	Table of Contents
Q:    What is the voting requirement to approve each of the proposals?
A:    Provided that there is a quorum, the voting requirements are as follows:

Proposal		Vote Required	Broker Discretionary Voting Allowed?

1	Election of six director nominees	Plurality of votes cast	No
2	Ratification of appointment of independent registered public accounting firm	Majority of votes present in person or by proxy	Yes
Q:    What is the impact of abstentions, withheld votes and broker non-votes?
A:    With respect to the proposal to elect the six director nominees, abstentions and broker non-votes (if any) will have no effect on the outcome of the vote on this proposal.
With respect to the proposal to ratify the appointment of the independent registered public accounting firm, abstentions will have the effect of a vote "against" the proposal. As this proposal is considered routine, there will be no broker non-votes on this proposal.
Without voting instructions from beneficial owners, brokers will have discretion to vote on the ratification of the appointment of the independent registered public accounting firm but not on the election of directors or other matters. Therefore, in order for your voice to be heard, it is important that you vote.
Q:    Who pays for the cost of this proxy solicitation?
A:    We will pay all the costs of preparing, mailing and soliciting the proxies. We will ask brokers, banks, voting trustees and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of our Common Stock and to obtain the authority to execute proxies. We will reimburse them for their reasonable expenses upon request. In addition to mailing proxy materials, our directors, officers and employees may solicit proxies electronically, by telephone or otherwise. These individuals will not be specially compensated.
Q:    Where can I find the voting results of the Annual Meeting?
A:    We will announce preliminary voting results at the Annual Meeting. We also will disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final results within four business days after the final results are known.
Q:    Why did I receive a Notice of Internet Availability of Proxy Materials rather than a full set of proxy materials?
A:    In accordance with SEC rules, we have elected to furnish our proxy materials, including this Proxy Statement and the Annual Report, primarily via the internet rather than by mailing the materials to stockholders. The Notice of Internet Availability of Proxy Materials provides instructions on how to access our proxy materials on the internet, how to vote, and how to request printed copies of the proxy materials. Stockholders may request to receive future proxy materials in printed form by following the instructions contained in the Notice of Internet Availability of Proxy Materials. We encourage stockholders to take advantage of the proxy materials on the internet to reduce the costs and environmental impact of our Annual Meeting.

46	TWFG, INC. | 2026 Proxy Statement

Table of Contents	Questions and Answers
Q:    How can I obtain TWFG's Form 10-K and other financial information?
A:    Stockholders can access our Annual Report, which includes our Form 10-K and other financial information, on our website at https://twfg.com under the caption "Investors." Alternatively, stockholders can request a paper copy of the Annual Report by writing to: TWFG, Inc., 10055 Grogans Mill RD, Suite 500, The Woodlands, TX 77380, Attention: Secretary.
Q:    How do I submit a stockholder proposal for consideration at next year's Annual Meeting of stockholders?
A:    For a proposal to be included in our proxy statement for the 2027 Annual Meeting of Stockholders, it must be delivered to our Secretary in writing and comply with requirements of Rule 14a-8 of the Exchange Act. You should send your proposal to: TWFG, Inc., 10055 Grogans Mill RD, Suite 500, The Woodlands, TX 77380, Attention: Secretary on or before December 11, 2026.
You also may submit a written notice of stockholder nominations of director candidates or a proposal that you do not want included in the proxy statement but that you want to raise at the 2027 Annual Meeting of Stockholders. In the case of director nominations and other proposals by stockholders, our Bylaws require that advance written notice be received by us on or after January 27, 2027, but no later than February 26, 2027. However, in the event that the 2027 Annual Meeting of Stockholders is advanced by more than 30 days, or delayed by more than 60 days from May 27, 2027, in order to be timely, a notice by the stockholder must be received (A) no earlier than 120 days before such annual meeting and (B) no later than the later of 90 days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was made by mail or public disclosure.
As detailed in our Bylaws, to bring a proposal other than the nomination of a director before an annual meeting of stockholders, your notice of proposal must detail the information specified in the Bylaws. We will not entertain any proposals at the 2027 Annual Meeting that do not meet the requirements set forth in our Bylaws. The Bylaws can be found on the SEC website (https://sec.gov) as Exhibit 3.2 to the Form 8-K that was filed on July 23, 2024. To make a submission or to request a copy of our Bylaws, stockholders should contact our Secretary at TWFG, Inc., 10055 Grogans Mill RD, Suite 500, The Woodlands, TX 77380.
Q:    How do I recommend a director nominee?
A:    If you wish to nominate an individual for election as director at the 2027 Annual Meeting of Stockholders, we must receive your written nomination on or after January 27, 2027, but no later than February 26, 2027. You should send your proposal to: TWFG, Inc., 10055 Grogans Mill Rd, Suite 500, The Woodlands, TX 77380, Attention: Secretary.
The notice of nomination must detail the information specified in the Bylaws. We will not entertain any nominations at the 2027 Annual Meeting that do not meet the requirements set forth in our Bylaws. The Bylaws can be found on the SEC website (https://sec.gov) as Exhibit 3.2 to the Form 8-K that was filed on July 23, 2024. To make a submission or to request a copy of our Bylaws, stockholders should contact our Secretary at TWFG, Inc., 10055 Grogans Mill RD, Suite 500, The Woodlands, TX 77380. If you wish to solicit proxies in support of director nominees other than the Company’s nominees pursuant to Rule 14a-19 under the Exchange Act, we must receive your written notice of such intent no later than March 28, 2027. Such notice must comply with the requirements of Rule 14a-19, including the requirement that the stockholder solicit proxies from holders of shares representing at least 67% of the voting power of shares entitled to vote in the election of directors.

TWFG, INC. | 2026 Proxy Statement	47

Other Business
Our Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy card will have discretion to vote the shares represented by proxy in accordance with their own judgment on such matters.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. We urge you to vote by telephone, by internet or by executing and returning the proxy card at your earliest convenience.

48	TWFG, INC. | 2026 Proxy Statement

Appendix
Non-GAAP Financial Measures
Organic Revenue. Since the first quarter of 2025, we have utilized the revised calculation methodology for Organic Revenue to include policy fee income as it is directly correlated to MGA commission income. Our legacy calculation methodology removed policy fee income from Organic Revenue. Organic Revenue is total revenue (the most directly comparable GAAP measure) for the relevant period, excluding contingent income, non-policy fee income, other income and those revenues generated from acquired businesses with over $0.5 million in annualized revenue that have not reached the twelve-month owned mark.
Organic Revenue Growth. Organic Revenue Growth is the change in Organic Revenue period-to-period, with prior period results adjusted to include revenues that were excluded in the prior period because the relevant acquired businesses had not reached the twelve-month-owned milestone, but have reached the twelve-month owned milestone in the current period. We believe Organic Revenue Growth is an appropriate measure of operating performance because it eliminates the impact of acquisitions, which affects the comparability of results from period-to-period.
A reconciliation of Organic Revenue and Organic Revenue Growth Rate to Total Revenue and Total Revenue Growth Rate, the most directly comparable GAAP measures, for each of the periods indicated is as follows (in thousands):

Revised Calculation Methodology Applied to Current Period
	Years Ended December 31,

	2025	2024
Total revenues	$248,512	$203,760
Acquisition adjustments(1)	(17,986)	(3,687)
Contingent income	(13,111)	(8,722)
Fee income	(12,992)	(10,562)
Other income	(1,441)	(1,318)
Policy fee income	4,392	3,538
Organic Revenue	$207,374	$183,009

Prior year Organic Revenue reported	$179,471	$154,627
Commission income at 12-month post acquisitions	3,687	2,098
Prior year policy fees	3,538	2,100
Other adjustments(2)	(904)	—
Organic Revenue denominator	$185,792	$158,825

Organic Revenue	$207,374	$183,009
Organic Revenue denominator	185,792	158,825
Organic Revenue Growth	$21,582	$24,184
Total Revenue Growth Rate(3)	22.0%	18.4%
Organic Revenue Growth Rate(4)	11.6%	15.2%

1.Represents revenues generated from the acquired businesses during the first 12 months following an acquisition.

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Appendix	Table of Contents
2.Other adjustments reflect immaterial prior-period and comparability items consistent with management’s non-GAAP presentation policy.
3.Represents the period-to-period change in total revenues divided by the total revenues in the prior period.
4.Represents Organic Revenue Growth divided by the Organic Revenue denominator.

Legacy Calculation Methodology Applied to Current Period
	Years Ended December 31,
	2025	2024
Total Revenues	$248,512	$203,760
Acquisition adjustments (1)	(17,986)	(3,687)
Contingent income	(13,111)	(8,722)
Fee income	(12,992)	(10,562)
Other income	(1,441)	(1,318)
Organic Revenue	$202,982	$179,471

Prior year Organic Revenue reported	$179,471	$154,627
Commission income at 12-month post acquisitions	3,687	2,098
Other adjustments(2)	(904)	—
Organic Revenue denominator	$182,254	$156,725

Organic Revenue	$202,982	$179,471
Organic Revenue denominator	182,254	156,725
Organic Revenue Growth	$20,728	$22,746
Total Revenue Growth Rate(3)	22.0%	18.4%
Organic Revenue Growth Rate(4)	11.4%	14.5%

1.Represents revenues generated from the acquired businesses during the first 12 months following an acquisition.
2.Other adjustments reflect immaterial prior-period and comparability items consistent with management’s non-GAAP presentation policy.
3.Represents the period-to-period change in total revenues divided by the total revenues in the prior period.
4.Represents Organic Revenue Growth divided by the Organic Revenue denominator.

Adjusted Net Income. Adjusted Net Income is a supplemental measure of our performance and is defined as Net Income (the most directly comparable GAAP measure) before amortization, non-recurring or non-operating income and expenses, including equity-based compensation, adjusted to assume a single class of stock (Class A) and assuming noncontrolling interests do not exist while excluding the impact of the sale of non-current assets. We believe Adjusted Net Income is a useful measure because it adjusts for the after-tax impact of significant one-time, non-recurring items and eliminates the impact of any transactions that do not directly affect what management considers to be our ongoing operating performance in the period. These adjustments generally eliminate the effects of certain items that may vary from company-to-company for reasons unrelated to overall operating performance.
Beginning in the year ended December 31, 2025, we updated our definition of Adjusted Net Income to exclude the impact of the sale of non-current assets. The impact of this change on our Adjusted Net Income for the year ended December 31, 2025, as well as on previously reported periods, was not material. As a result, prior‑period amounts have not been recast. We believe this minor refinement to our definition provides improved alignment with how management evaluates operating performance and enhances the measure’s usefulness for investors while maintaining comparability with prior periods.

A-2	TWFG, INC. | 2026 Proxy Statement

Table of Contents	Appendix

We are subject to U.S. federal income taxes, in addition to state, and local taxes, with respect to our allocable share of any net taxable income of TWFG Holding. Adjusted Net Income pre-IPO did not reflect adjustments for income taxes since TWFG Holding is a limited liability company and is classified as a partnership for U.S. federal income tax purposes. Post-IPO, the calculation incorporates the impact of federal and state statutory tax rates on 100% of our adjusted pre-tax income as if the Company owned 100% of TWFG Holding.
Adjusted Net Income Margin. Adjusted Net Income Margin is Adjusted Net Income divided by total revenues. We believe that Adjusted Net Income Margin is a useful measurement of operating profitability for the same reasons we find Adjusted Net Income useful and in addition, it also provides a period-to-period comparison of our after-tax operating performance.
A reconciliation of Adjusted Net Income and Adjusted Net Income Margin to Net Income and Net Income Margin, the most directly comparable GAAP measures, for each of the periods indicated is as follows (in thousands):

	Years Ended December 31,
	2025	2024
Total Revenues	$248,512	$203,760
Net Income	$41,166	$28,592
Income tax expense	3,279	1,495
Acquisition-related expenses	292	20
Equity-based compensation	4,578	2,219
Other non-recurring items(1)	10	(1,220)
Gain on sale of non-current assets,net(2)	(1,119)	—
Amortization expense	17,812	11,721
Adjusted income before income taxes	66,018	42,827
Adjusted income tax expense(3)	(15,118)	(9,802)
Adjusted Net Income	$50,900	$33,025
Net Income Margin	16.6%	14.0%
Adjusted Net Income Margin	20.5%	16.2%

1.For the year ended December 31, 2024, nine of our Branches converted to Corporate Branches. Upon conversion, agents of the newly converted Corporate Branches became employees and received salaries, employee benefits, and bonuses for services rendered instead of commissions. As a result, we released a portion of the unpaid commissions related to the converted branches that we no longer are required to settle.
2.During the second quarter of 2025, a gain related to the sale of non-current assets was not excluded from Adjusted Net Income consistent with the Company’s stated definition. The presentation has been corrected in the fourth quarter and full-year 2025 results to conform to the Company’s definition of Adjusted Net Income. This correction impacts only non-GAAP measures and had no effect on previously reported GAAP results.
3.Post-IPO, we are subject to U.S. federal income taxes, in addition to state, local, and foreign taxes, with respect to our allocable share of any net taxable income of TWFG Holding. For the year ended December 31, 2025, the calculation of adjusted income tax expense is based on a federal statutory rate of 21% and a blended state income tax rate of 1.89% on 100% of our adjusted income before income taxes as if we owned 100% of TWFG Holding.

TWFG, INC. | 2026 Proxy Statement	A-3

Appendix	Table of Contents
Adjusted Diluted Earnings Per Share. Adjusted Diluted Earnings Per Share is Adjusted Net Income divided by diluted shares outstanding after adjusting for the effect of (i) the exchange of 100% of the outstanding Class B Common Stock and Class C Common Stock (together with the related LLC Units) into shares of Class A Common Stock and (ii) the vesting of 100% of the unvested equity awards and exchange into shares of Class A Common Stock. This measure does not deduct earnings related to the noncontrolling interests in TWFG Holding for the period of time prior to July 19, 2024 when we did not own 100% of the business. The most directly comparable GAAP financial metric is diluted earnings per share. We believe Adjusted Diluted Earnings Per Share may be useful to an investor in evaluating our operating performance and efficiency because this measure is widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company-to-company depending upon acquisition activity and capital structure. This measure also eliminates the impact of expenses that do not relate to core business performance, among other factors.
A reconciliation of Adjusted Diluted Earnings Per Share to diluted earnings per share, the most directly comparable GAAP measure, for the year ended December 31, 2025 indicated is as follows:

	Years Ended December 31,
	2025	2024
Earnings per share of common stock – diluted	$0.53	$0.19
Plus: Impact of all LLC Units exchanged for Class A Common Stock(1)	0.20	0.32
Plus: Adjustments to Adjusted net income(2)	0.17	0.08
Adjusted Diluted Earnings Per Share	$0.90	$0.59

Weighted average common stock outstanding – diluted	15,100,190	14,982,409
Plus: Impact of all LLC Units exchanged for Class A Common Stock(1)	41,171,461	41,171,461
Adjusted Diluted Earnings Per Share diluted share count	56,271,651	56,153,870

1.For comparability purposes, this calculation incorporates the net income that would be distributable if all shares of Class B Common Stock and Class C Common Stock, together with the related LLC Units, were exchanged for shares of Class A Common Stock. For the year ended December 31, 2025, this includes $33.2 million of net income on 56,271,651 weighted-average shares of common stock outstanding - diluted, for the year ended December 31, 2025. For the year ended December 31, 2025, 41,171,461 weighted average outstanding Class B Common Stock and Class C Common Stock were considered anti-dilutive and included in the 56,271,651 weighted-average shares of common stock outstanding - diluted within diluted earnings per share calculation. See Note 15, "Earnings Per Share" to our consolidated financial statements included elsewhere in this Annual Report for more information about the earnings per share.
2.Adjustments to Adjusted Net Income are described in the footnotes of the reconciliation of Adjusted Net Income to Net Income in "Adjusted Net Income and Adjusted Net Income Margin," which represent the difference between Net Income of $41.2 million and Adjusted Net Income of $50.9 million for the year ended December 31, 2025. For the year ended December 31, 2025, Adjusted Diluted Earnings Per Share include adjustments of $9.7 million to Adjusted Net Income on 56,271,651 weighted-average shares of common stock outstanding - diluted.
Adjusted EBITDA. Adjusted EBITDA is a supplemental measure of our performance and is defined as EBITDA adjusted to reflect items such as equity-based compensation, interest income, other non-operating and certain nonrecurring items, while excluding the impact of the sale of non-current assets. EBITDA is defined as net income (the most directly comparable GAAP measure) before interest, income taxes, depreciation and amortization. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it adjusts for significant one-time, non-recurring items and eliminates the ongoing accounting effects of certain capital spending and acquisitions, such as depreciation and amortization, that do not directly affect what management considers to be our ongoing operating performance in the period. These adjustments eliminate the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

A-4	TWFG, INC. | 2026 Proxy Statement

Table of Contents	Appendix

Beginning in the year ended December 31, 2025, we updated our definition of Adjusted EBITDA to exclude the impact of the sale of non-current assets. The impact of this change on our Adjusted EBITDA for the year ended December 31, 2025, as well as on previously reported periods, was not material. As a result, prior‑period amounts have not been recast. We believe this minor refinement to our definition provides improved alignment with how management evaluates operating performance and enhances the measure’s usefulness for investors while maintaining comparability with prior periods.
Adjusted EBITDA Margin. Adjusted EBITDA Margin is Adjusted EBITDA divided by total revenues. We believe that Adjusted EBITDA Margin is a useful measurement of operating profitability for the same reasons we find Adjusted EBITDA useful and also because it provides a period-to-period comparison of our operating performance.
A reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to Net income and Net income margin, the most directly comparable GAAP measures, for each of the periods indicated is as follows (in thousands):

	Years Ended December 31,

	2025	2024
Total Revenues	$248,512	$203,760
Net income	$41,166	$28,592
Interest expense	287	2,223
Interest income(1)	(6,607)	(4,376)
Depreciation and amortization	18,353	12,020
Income tax expense	3,279	1,495
EBITDA	56,478	39,954
Acquisition-related expenses	292	20
Equity-based compensation	4,578	2,219
Interest income(1)	6,607	4,376
Gain on sale of non-current assets, net(2)	(1,119)	—
Other non-recurring items(3)	10	(1,220)
Adjusted EBITDA	$66,846	$45,349
Net Income Margin	16.6%	14.0%
Adjusted EBITDA Margin	26.9%	22.3%

1.Interest income reflects interest and other earnings on cash balances held by the Company. This income is included in Adjusted EBITDA as we view our total interest and investment income as an integral part of our business model and earnings stream until deployed.
2.During the second quarter of 2025, a gain related to the sale of non-current assets was not excluded from Adjusted EBITDA consistent with the Company’s stated definition. The presentation has been corrected in the fourth quarter and full-year 2025 results to conform to the Company’s definition of Adjusted EBITDA. This correction impacts only non-GAAP measures and had no effect on previously reported GAAP results.
3.Represents one-time adjustments of office relocation cost and the branch conversions impacts. The branch conversions adjustment is reducing commission expense. In January 2024, nine of our Branches converted to Corporate Branches. Upon conversion, agents of the newly converted Corporate Branches became employees and received salaries, employee benefits, and bonuses for services rendered instead of commissions. As a result, we released a portion of the unpaid commissions related to the converted branches that we no longer are required to settle.

TWFG, INC. | 2026 Proxy Statement	A-5

Appendix	Table of Contents
Adjusted Free Cash Flow. Adjusted Free Cash Flow is a supplemental measure of our performance. We define Adjusted Free Cash Flow as cash flow from operating activities (the most directly comparable GAAP measure) less cash payments for tax distributions, purchases of property, plant, and equipment and acquisition-related costs. We believe Adjusted Free Cash Flow is a useful measure of operating performance because it represents the cash flow from the business that is within our discretion to direct to activities including investments, debt repayment, and returning capital to stockholders.
A reconciliation of Adjusted Free Cash Flow to Cash flow from Operating Activities, the most directly comparable GAAP measures, for each of the periods indicated is as follows (in thousands):

	Years Ended December 31,
	2025	2024
Cash Flow from Operating Activities	$53,501	$40,479
Purchase of property and equipment	(356)	(3,201)
Tax distribution to members(1)	(11,350)	(9,106)
Acquisition-related expenses	292	20
Adjusted Free Cash Flow	$42,087	$28,192

1.Tax distributions to members represents the amount distributed to the members of TWFG Holding in respect of their income tax liability related to the net income of TWFG Holding allocated to its members.
Organic Revenue, Organic Revenue Growth, Adjusted Net Income, Adjusted Net Income Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow and Adjusted Diluted Earnings Per Share are not measures of financial performance under GAAP and should not be considered substitutes for GAAP measures, including revenues (for Organic Revenue and Organic Revenue Growth), net income (for Adjusted Net Income, Adjusted Net Income Margin, Adjusted EBITDA and Adjusted EBITDA Margin), cash flow from operating activities (for Adjusted Free Cash Flow) and diluted earnings per share (for Adjusted Diluted Earnings Per Share), which we consider to be the most directly comparable GAAP measures. These non-GAAP financial measures have limitations as analytical tools, and when assessing our operating performance, you should not consider these non-GAAP financial measures in isolation or as substitutes for revenues, net income, operating cash flow or other consolidated financial statement data prepared in accordance with GAAP. Other companies may calculate any or all of these non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.

A-6	TWFG, INC. | 2026 Proxy Statement

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TWFG2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V88308-P47146

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TWFG, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Elect each of the six director nominees for a one-year term.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Richard F. ("Gordy") Bunch III
02) Michael Doak
03) Jonathan Anderson
04) Michelle Caroline Bunch
05) Robin A. Ferracone
06) Janet S. Wong

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report are available at www.proxyvote.com.

V88309-P47146

TWFG, INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 27, 2026 9:00 a.m. (CENTRAL TIME)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I hereby appoint Richard F. ("Gordy") Bunch III and Michael Doak, together and separately, as proxies to vote all shares of common stock which I have power to vote at the Annual Meeting of Stockholders to be held on Wednesday, May 27, 2026, at 9:00 a.m. (Central Time) via a virtual format, and at any adjournments or postponements thereof, in accordance with the instructions on the reverse side of this proxy card and as if I were present and voting such shares. The proxies are authorized in their discretion to name others to take their place. I also hereby acknowledge receipt of the Notice of Annual Meeting and Proxy Statement, dated April 10, 2026, and TWFG, Inc.'s 2025 Annual Report to Stockholders.

This proxy, when properly completed and returned, will be voted in the manner directed herein by the stockholder named on the reverse side, or IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS.

Continued and to be signed on reverse side